SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

NetApp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NETAPP, INC.
495 East Java Drive
Sunnyvale, California 94089

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held April 21, 2009

Dear NetApp Stockholder:

NetApp, Inc., a Delaware corporation, will be holding a Special Meeting of Stockholders (the “Special Meeting”) on April 21, 2009, at 3:00 p.m., local time. The meeting will be held at our company headquarters, located at 495 East Java Drive, Sunnyvale, California 94089. At the meeting, you will be asked to consider and vote upon a proposal to approve a one-time stock option exchange program and an amendment to our 1999 Stock Option Plan and other equity plans to facilitate the stock option exchange. The proposal to approve this program and the amendments to the plans may be considered at this Special Meeting at the time and on the date specified above or at any time and date to which the Special Meeting may be properly adjourned or postponed.

After careful consideration, our Board of Directors has approved the proposal and recommends that you vote FOR the proposal. Details of the proposal and business to be conducted at the meeting can be found in the enclosed Proxy Statement. Equity awards are an important incentive to retaining and motivating key employees who we view as our most valuable assets. Your support of this proposal is key to our success. Please bear in mind that the proposal specified above is not considered a routine matter, and, consequently, if your shares are held by your broker in “street name” and you do not instruct your broker how to vote your shares, your broker will not be able to vote your shares at this meeting. Thank you for your consideration and support.

Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The notice of the Special Meeting and proxy materials are available at www.proxyvote.com. In accordance with the new SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

The accompanying Proxy Card will identify the Web site where the proxy materials will be made available; the date, time and location of the Special Meeting; the proposal to be voted upon at the Special Meeting and the Board of Directors’ recommendation with regard to such proposal; and a toll-free telephone number and a Web site where stockholders can vote.

Stockholders of record at the close of business on March 10, 2009 are entitled to vote at the Special Meeting and at any adjournment or postponement thereof.

Whether or not you attend the Special Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed Proxy Card by mail. Your vote is extremely important. If you decide to attend the Special Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your participation in this important activity.

Sincerely yours,

Daniel J. Warmenhoven
Chief Executive Officer

Sunnyvale, California
March   , 2009

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
NETAPP, INC.
To Be Held April 21, 2009

General

This Proxy Statement was first mailed to stockholders on or about March   , 2009. This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board” or “Board of Directors”) of the Company, of proxies to be voted at the Special Meeting of Stockholders (“Special Meeting”) to be held on April 21, 2009, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Stockholders of record on March 10, 2009 will be entitled to vote at the Special Meeting. The Special Meeting will be held at 3:00 p.m. local time on April 21, 2009 at the Company’s headquarters, 495 East Java Drive, Sunnyvale, California 94089.

Pursuant to new rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. The accompanying Proxy Card will identify the Web site where the proxy materials will be made available; the date, time and location of the Special Meeting; the proposal to be voted upon at the Special Meeting and the Board of Directors’ recommendation with regard to such proposal; and a toll-free telephone number and a Web site where stockholders can vote.

Record Date and Shares Outstanding

The close of business on March 10, 2009 was the record date for stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof. At the record date, the Company had approximately           shares of its common stock outstanding and entitled to vote at the Special Meeting and approximately           registered stockholders. No shares of the Company’s preferred stock were outstanding. Each holder of common stock is entitled to one vote for each share of common stock held by such stockholder on March 10, 2009.

Quorum Requirement

A majority of the shares of common stock issued and outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting.

Votes Required for Proposal

Approval of the proposal specified in the accompanying Notice of Special Meeting of Stockholders requires the affirmative vote of a majority of the number of shares entitled to vote in person or by proxy at the Special Meeting with respect to the proposal (“Votes Cast”). Votes will be tabulated by a representative of Broadridge Financial Solutions, Inc., the independent inspector of elections appointed for the meeting, which will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. Voting results will be published in the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2009, which will be filed with the SEC.

Abstentions and Broker Nonvotes

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (1) the presence or absence of a quorum for the transaction of business and (2) the total number of Votes Cast. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal specified in the accompanying Notice of Special Meeting of Stockholders.

Broker nonvotes (that is, votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker nonvotes will not affect the outcome of the voting on the proposal specified in the accompanying Notice of Special Meeting of Stockholders. Thus, a broker nonvote will make a quorum more readily attainable, but the broker nonvote will not otherwise affect the outcome of the vote on the proposal specified in the accompanying Notice of Special Meeting of Stockholders.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, at its discretion, may either leave your shares unvoted or vote your shares on routine matters. However, the proposal specified in the accompanying Notice of Special Meeting of Stockholders is not considered a routine matter and, consequently, without your voting instructions, your brokerage firm cannot vote your shares.

Methods of Voting

Stockholders may vote by proxy. The Company is offering stockholders of record four methods of voting: (1) you may vote by telephone; (2) you may vote over the Internet; (3) you may vote in person at the Special Meeting; and (4) finally, you may indicate your vote by completing, signing and dating the enclosed Proxy Card where indicated and by mailing or otherwise returning the card in the enclosed prepaid envelope. Each stockholder is entitled to one vote on all matters presented at the Special Meeting for each share of common stock held by such stockholder on the record date.

If a Proxy Card is voted by telephone or Internet or signed and returned by mail, without choices specified, in the absence of contrary instructions, subject to the limitations described in Rule 14a-4(d)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the shares of common stock represented by such proxy will be voted FOR the proposal specified in the accompanying Notice of Special Meeting of Stockholders.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before its exercise. You may revoke or change your proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies. Copies of solicitation material will be made available upon request to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by directors, officers, employees, or agents of the Company. No additional compensation will be paid to these individuals for any such services. The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay an estimated fee of $10,000 plus reimbursement of expenses.

Other Business

No other business is expected to be transacted at the Special Meeting. Under our Bylaws, no business may be brought before a special meeting except as specified in the notice of the special meeting.

Interest of Executive Officers and Directors

None of the Company’s executive officers or directors has any interest in the proposal to be voted upon at the Special Meeting.

Stockholder Proposals for this Special Meeting

Stockholders may not submit proposals for consideration at this Special Meeting.

Stockholder Proposals for the 2009 Annual Meeting

The Company’s stockholders may submit proposals that they believe should be voted upon at the Company’s 2009 Annual Meeting of Stockholders.

Pursuant to Rule 14a-8 under the Exchange Act and subject to the requirements of our bylaws, stockholder proposals may be included in our 2009 proxy statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089, no later than March 24, 2009, which is the date 120 calendar days prior to the anniversary of the mailing date of the proxy statement for the fiscal 2008 Annual Meeting.

Alternatively, under the Company’s bylaws, a proposal that a stockholder does not seek to include in the Company’s proxy materials for the 2009 Annual Meeting (whether or not it relates to nominations to the Company’s Board of Directors) must be received by the Corporate Secretary (at the address specified in the immediately preceding paragraph) not less than 120 calendar days prior to the date of the 2009 Annual Meeting. The stockholder’s submission must include the information specified in the bylaws.

Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

If a stockholder gives notice of a proposal or a nomination after the applicable deadline specified above, the notice will not be considered timely, and the stockholder will not be permitted to present the proposal or the nomination to the stockholders for a vote at the meeting.

Householding

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. NetApp and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected shareholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please (i) mark the designated box on your Proxy Card, (ii) follow the instructions provided when you vote over the Internet, or (iii) contact Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL:

APPROVAL OF STOCK OPTION EXCHANGE PROGRAM AND OPTION PLAN AMENDMENTS

On March 6, 2009, our Board of Directors approved, subject to stockholder approval, a one-time stock option exchange program (the “exchange program”). The proposed exchange program would enable our eligible employees to surrender certain outstanding “underwater” stock options (the options eligible for the exchange are referred to herein as “eligible options”) for cancellation in exchange for a reduced number of restricted stock units, or RSUs, to be granted under our 1999 Stock Option Plan with an adjusted vesting schedule. Each RSU granted under the exchange program represents the right to receive one share of our common stock on specified future dates when the RSU vests. Our Board of Directors believes that this program will enhance long-term stockholder value by restoring meaningful retention and motivation benefits to our employee stock program.

Eligible options will include all of our outstanding options that were granted prior to June 20, 2008 with an exercise price equal to or greater than $22.00. The eligible options were granted under the following plans (collectively, the “Plans”):

•	Company 1999 Stock Option Plan (the “1999 Plan”)

•	Company 1995 Stock Option Plan

•	Topio, Inc. 2004 Israeli Share Option Plan

•	Sanpro Systems, Inc. 2001 US Stock Option Plan

•	Onaro, Inc. Amended and Restated 2002 Stock Option and Incentive Plan

•	Decru, Inc. 2001 Equity Incentive Plan

•	Alacritus, Inc. 2005 Stock Plan

•	Webmanage Technologies, Inc. 2000 Stock Incentive Plan

•	Orca Systems, Inc. 1999 Stock Option/Stock Issuance Plan

In order to permit us to implement the exchange program in compliance with the terms of our Plans and applicable Nasdaq listing rules, we are asking you to approve amendments to the Plans to provide for the exchange program, notwithstanding any contrary provisions in any of the Plans.

Our intent in using an exercise price eligibility threshold significantly above the current price of our common stock is to ensure that only outstanding stock options that are appropriately “out-of-the-money” or “underwater” (i.e., that have an exercise price above the current price of our underlying shares) are eligible for the exchange program.

If approved by the stockholders, we intend to offer the exchange program to all employees based in our U.S. and overseas locations who are employed by us or our subsidiaries for the duration of the exchange program (the employees eligible for the exchange are referred to herein as “eligible employees”). However, we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other considerations would make their participation infeasible or impractical. Additionally, non-employee members of our Board of Directors and our executive officers subject to the provisions of Section 16 of the Exchange Act, namely Daniel Warmenhoven, Thomas Georgens, Steven Gomo, Thomas Mendoza and Robert Salmon, are not eligible to participate in the exchange program. Furthermore, only outstanding stock options will be eligible to participate in the exchange program, and we do not intend to make any changes in the value of previously granted restricted stock units. If approved by the stockholders, we intend to commence the exchange program as soon as reasonably practicable following the Special Meeting.

The material terms of the exchange program, including eligibility, the exchange ratios to be applied to eligible options and the vesting schedule of RSUs granted pursuant to the exchange program, are summarized and described in further detail below.

Reasons for implementing an exchange program

Our stock price has experienced a significant decline over the past year due in large part to the continued weak economy and overall weakness in the capital markets. Furthermore, many of our top customers operate in industries such as financial services, technology and telecommunications, which have experienced a disproportionately negative effect from the economic downturn. As a result, our largest customers have significantly reduced their spending and some have gone out of business, which has negatively impacted our business. We have taken a number of actions in recent months to cut costs and restructure our business in an effort to return to our business model and increase our market valuation, but those efforts have not had an impact on our stock price to date. Meanwhile, as of February 28, 2009 over 95% of our employees hold stock options which are underwater, and as a result our equity incentive program does not provide the retention or incentive value it is intended to provide. At the same time, the market for key employees remains extremely competitive, notwithstanding the current economy.

Because of the continued challenging economic environment and the lack of impact on our stock price from our efforts to restructure our business, we believe these underwater stock options are no longer effective incentives to motivate and retain our employees. We believe that employees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full remaining term of these options, while delivering little or no retentive or motivation value.

We believe an exchange program is an important component in our strategy to align the interests of our employees and stockholders because it will permit us to:

•	motivate eligible employees to continue to build stockholder value and achieve future stock price growth by exchanging underwater stock options for RSUs with new extended vesting periods, and which have a value that moves directly in line with our stock price. We believe that stock options that are significantly underwater do not serve to motivate or help retain our employees. We believe that the option exchange would aid both the motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our stockholders.

•	meaningfully reduce our total number of outstanding stock options, or “overhang,” represented by outstanding grants that have exercise prices so high they no longer motivate their holders to remain as our employees. Allowing these grants to remain outstanding does not serve the interests of our stockholders and does not provide the benefits intended by our equity compensation program. By replacing these grants with a lesser number of RSUs, our overhang and the potential dilution of the stockholders’ interests will decrease. We believe that after the exchange program, the overhang provided by our equity grants, including the newly granted RSUs, would represent a more appropriate balance between our objectives for our equity compensation program and our stockholders’ interest in minimizing overhang and potential dilution.

•	better align compensation costs with the retention and motivation value that we are trying to capture with our outstanding stock option grants. These grants were made at the then fair market value of our common stock. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants, even if these grants are never exercised because they remain underwater. We believe it is not an efficient use of corporate resources to recognize compensation expense on awards that never provide value to our employees. By replacing stock options that have little or no retention or incentive value with RSUs that will provide both retention and motivation value while incurring only minimal incremental compensation expense, we will be making more efficient use of our resources.

Why the exchange program is the best alternative

In considering how best to continue to motivate, retain and reward our employees who have options that are underwater, we evaluated several alternatives, including the following:

•	Increase Cash Compensation. To replace the intended benefits of options, we would need to substantially increase cash compensation. These increases would substantially increase our compensation expense and reduce our cash position and cash flow from operations. In addition, these increases would not reduce our overhang.

•	Grant Additional Equity Awards. We considered granting employees additional options at current market prices. However, we determined that this alternative would not be feasible due to insufficient shares remaining in our equity plans for a Company-wide retention program and because such additional grants would cause us to exceed our desired “burn rate” for consumption of shares in our equity plans. Further, additional grants would substantially increase our equity award overhang and the potential dilution to our stockholders and would increase our compensation expense accordingly.

•	Exchange Options for Options with a Lower Price. We considered implementing a program to exchange underwater options for new options having an exercise price equal to the market price of our common stock on the date of the exchange. However, we believe that an option-for-RSU exchange provides several advantages over an option-for-option exchange program. First, an option-for-RSU exchange program will require us to issue significantly fewer shares than an option-for-option exchange program. thereby providing a more significant reduction in our stockholder dilution and overhang. Also, unlike options, RSUs provide value to employees even if current poor economic conditions continue and our stock price fails to increase.

We determined that a program under which employees could exchange eligible options for a lesser number of RSUs was most attractive for a number of reasons, including the following:

•	Reasonable, Balanced Incentives. Under the exchange program, participating employees will surrender eligible options for a lesser number of RSUs with new vesting requirements. We believe the grant of a lesser number of RSUs is a reasonable and balanced exchange for the eligible options.

•	Restore Retention and Motivation Incentives. Many companies, especially those in the technology industry, have long used equity awards as a means of attracting, motivating and retaining their best employees, while aligning those employees’ interests with those of the stockholders. We continue to believe that equity grants are an important component of our employees’ total compensation, and that replacing this component with additional cash compensation to remain competitive could have a material adverse effect on our financial position and cash flow from operations. We also believe that in order to have the desired impact on employee motivation and retention, our employee options would need to be exercisable near or above the current price of our common stock. The failure to address the underwater option issue in the near to medium term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, results of operations and future stock price. We believe that the grant of RSUs with new extended vesting periods which have a value that moves directly in line with our stock price, an option exchange would aid both the motivation and retention of employees participating in the exchange program.

•	Overhang Reduction. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, or are cancelled due to expiration or the employee’s termination. Underwater and unvested options also continue to have considerable compensation expense. The exchange program will reduce our overhang while eliminating the ineffective eligible options that are currently outstanding. Under the proposed exchange program, participating employees will receive RSUs covering a lesser number of shares than the number of shares covered by the surrendered options. By granting a lesser number of RSUs in exchange for options, the number of shares of stock subject to outstanding equity awards will be reduced, thereby reducing our equity overhang. Further, shares cancelled under the Plans (other than our 1999 Plan) will no longer be available for future grants of equity awards, which will further reduce current as well as future equity overhang.

•	Pressure for Additional Grants. If we are unable to conduct a program in which underwater options with low incentive value may be exchanged for a lesser number of RSUs with higher motivation and retention value, we may be compelled to issue additional options or other equity awards to our employees at current market prices in order to provide our employees with renewed incentive value. Any such additional grants would increase our overhang as well as our compensation expense, and could exhaust our current pool of shares available for future grant.

•	Optimal Alignment of Employee and Stockholder Interests. The exchange program will allow us to optimize the shares reserved under our 1999 Plan to more effectively align the interests of our employees and our stockholders. A reduced number of RSUs will be granted in exchange for surrendered underwater options. In addition, in order to mitigate the potential dilutive impact of the exchange program to our stockholders, after we grant the new RSUs in exchange for surrendered options, we will reduce the share reserve under the 1999 Plan such that, in effect, we will retain only a sufficient number of shares for the new RSU grants plus an additional 3.5 million of the surrendered shares. Assuming all eligible options are surrendered in the exchange, we would cancel approximately 20.4 million shares from the 1999 Plan after the shares underlying surrendered options are returned to the plan. Furthermore, any shares underlying surrendered options which were granted under any of our other Plans will not be available for future grant. As a result, assuming all eligible options are surrendered in the exchange, we would cancel approximately 8.7 million shares from such other Plans.

The exchange program will take place if and only if it is approved by our stockholders. If our stockholders do not approve the exchange program, eligible options will remain outstanding and in effect in accordance with their existing terms. We will continue to recognize compensation expense for these eligible options even though the options may have little or no retention or motivation value.

SUMMARY OF THE EXCHANGE PROGRAM

Mechanics of the exchange program

Our Board of Directors authorized the exchange program on March 6, 2009, upon the recommendation of the Compensation Committee and subject to stockholder approval. The Company has not implemented the exchange program and will not do so unless our stockholders approve this proposal.

Upon the commencement of the exchange program, eligible employees holding eligible options will receive a written offer that will set forth the precise terms and timing of the exchange program. However, we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other considerations would make their participation infeasible or impractical. Eligible employees will be given at least 20 business days to elect to surrender their eligible options in exchange for new RSUs. Promptly following the completion of the exchange offer, surrendered eligible options will be canceled and new RSUs will be granted in exchange.

At the start of the exchange program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Eligible options

Eligible options will include all of our outstanding options granted under the Plans prior to June 20, 2008 with an exercise price equal to or greater than $22.00. As of February 28, 2009, options to purchase approximately 68,791,001 shares of our common stock are outstanding under the Plans. Of these, there are options for approximately 38,370,856 shares with an exercise price equal to or greater than $22.00 that were granted to eligible employees prior to June 20, 2008.

Eligible employees

The exchange program will be open to all employees in our U.S. and overseas locations who are employed by us or our subsidiaries at the start of the exchange program. Although we intend to offer the exchange program to all or substantially all employees, we may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other considerations would make their participation infeasible or impractical. Notwithstanding the foregoing, non-employee members of our Board of Directors and our executive officers who are subject to the provisions of Section 16 of the Exchange Act will not be eligible to participate. In addition to being employed as of the start of the exchange program, an employee will only be eligible to participate if he or she remains employed by us through the date new RSUs are granted under the exchange program. Any employee holding eligible options who elects to participate in the exchange program but whose employment terminates for any reason prior to the grant of the new RSUs, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will retain his or her eligible options subject to their existing terms and will be excluded from consideration to tender their options.

Exchange ratios

Participants in the exchange program will receive a lesser number of new RSUs determined on the basis of an exchange ratio applied to cancelled eligible options. The exchange ratios of eligible options to RSUs are established by grouping together eligible options with similar exercise prices and assigning an appropriate exchange ratio to each grouping. These exchange ratios are determined relative to the fair value of the eligible options (calculated using the Binomial model) within the relevant grouping. The calculation of fair value using the Binomial model takes into account many variables, such as the volatility of our stock and the expected term of an award. Setting the exchange ratios in this manner is intended to result in the issuance of new RSUs that have, in the aggregate, a fair value less than the fair value of the surrendered eligible options they replace. This is intended to minimize additional compensation cost that we must recognize on the options, other than immaterial compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange actually occurs. Unless our Compensation Committee adopts another exchange ratio prior to the date eligible options are exchanged for new RSUs, the following exchange ratios would apply:

The Exchange Ratio Would Be
If the Exercise Price of an Eligible Option is:	(Exchanged Options for New RSUs):

$22.00-$27.30	5-for-1
$27.31-$32.49	6-for-1
$32.50-$37.99	7-for-1
$38.00-$46.99	10-for-1
Equal to or greater than $47.00	25-for-1

The total number of RSUs a participating employee will receive with respect to a surrendered eligible option will be determined by converting the number of shares underlying the surrendered option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis. As described below, in certain cases involving exchanges of a small number of eligible options, a cash payment will be made in exchange for surrendered eligible options instead of RSUs.

The foregoing exchange ratios are intended to result in the issuance of new RSUs that have, in the aggregate, a fair value for financial accounting purposes less than the fair value of the exchanged options they replace. To this end, should the value of our common stock change in any material respect, the Compensation Committee will have the discretion to adjust the exchange ratios in order to achieve a value-for-value exchange.

Participation in the exchange program

Participation in the exchange program is voluntary. Eligible employees will have an election period of at least 20 business days from the start of the exchange program during which to determine whether they wish to participate.

Because the decision whether to participate in the exchange program is voluntary, we are not able to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, and therefore how many RSUs may be issued. As indicated above, the non-employee members of our Board of Directors and our executive officers subject to provisions of Section 16 of the Exchange Act are not eligible to participate in the exchange program.

Election to exchange underwater options

Eligible employees may decide whether to participate in the exchange program on a grant-by-grant basis. This means that employees may elect to tender any or all of their eligible grants. However, if an eligible employee determines to tender any shares subject to any particular grant in the exchange program, such employee must tender all shares subject to that particular grant.

Vesting of new RSUs

New RSUs issued as a result of the exchange will have an adjusted vesting schedule based on the fully vested status of the surrendered options and, for surrendered vested options only, the exercise price. Unless our Compensation Committee adopts another vesting schedule prior to the date eligible options are exchanged for new options, the following vesting schedules would apply:

•	In exchange for surrendered options that either entirely unvested or partially vested, regardless of the exercise price, a participant will receive RSUs that will vest as to one-fourth of the RSUs on the one-year anniversary of the grant date and an additional one-fourth of the RSUs on each of the next three annual anniversaries of the grant date, so that 100% of the RSUs will be vested four (4) years from the grant date.

•	In exchange for surrendered fully vested options with an exercise price between $22.00 and $37.99, a participant will receive new RSUs that will vest as to one-half of the RSUs on the one-year anniversary of the grant date and an additional one-half of the RSUs on the two-year anniversary of the grant date, so that 100% of the RSUs will be vested two (2) years from the grant date.

•	In exchange for surrendered fully vested options with an exercise price of $38.00 or greater, a participant will receive new RSUs that will vest as to one-third of the RSUs on the one-year anniversary of the grant date and an additional one-third of the RSUs on each of the next two annual anniversaries of the grant date, so that 100% of the RSUs will be vested three (3) years from the grant date.

RSUs granted in the exchange program will vest over the schedules described above on the basis of the eligible employee’s continued service with the Company through each vesting date.

Terms and conditions of the new RSUs

RSUs issued in the exchange program will be subject to the terms and conditions of our 1999 Plan and an RSU agreement issued thereunder.

Cash payments

In certain situations where we determine that an exchange would result in issuance of a small number of RSUs with minimal retention value, we may provide for a cash payment in exchange for surrendered options instead of RSUs. We intend to make any such cash payments with a value approximating the fair value of the surrendered options, less applicable withholding. The cash payments will not be subject to any vesting schedule and will be made on or about the date that new RSUs are granted.

Terms of the exchange program

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, local law requirements, accounting rules, Company policy decisions that make it appropriate to change the exchange program and the like. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to limit incremental compensation expense. We also may exclude employees in certain non-U.S. jurisdictions from the exchange program if local law or other considerations would make their participation infeasible or impractical.

Additionally, we may decide not to implement the exchange program even if stockholder approval of the exchange program is obtained or may amend or terminate the exchange program once it is in progress. Although we do not anticipate that the staff of the SEC will require us to materially modify the terms of the exchange program, it is possible that we may need to alter the terms of the exchange program to comply with comments from the staff. The final terms of the exchange program will be described in an offer to exchange that will be filed with the SEC.

Tax consequences of participation

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participants will be provided in the exchange program documents. The law and regulations themselves are subject to change, and the Internal Revenue Service is not precluded from adopting a contrary position. The exchange of eligible options for new RSUs should be treated as a non-taxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of new RSUs. Recipients of cash payments will recognize ordinary income for U.S. federal income tax purposes on the date the cash payments are made to them, subject to applicable tax withholding. The tax consequences for participating non-U.S. employees may differ from the U.S. federal tax consequences described in the preceding sentence.

Accounting treatment of new equity awards

On April 29, 2006, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), on accounting for share-based payments. Under SFAS 123(R), we will recognize incremental compensation expense, if any, resulting from the RSUs granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new RSU granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in exchange for the new awards, measured immediately prior to the exchange. As discussed above, we intend to set the exchange ratios so the fair value of the RSUs granted in the exchange program will be, in the aggregate, less than the surrendered options they replace, although we may recognize some incremental compensation expense due to the exchange program. The actual amount of the compensation expense will depend on participation levels, the exchange ratios, Black-Scholes values and vesting schedules established at the time of the exchange.

In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, the compensation expense for the forfeited options will not be recognized.

Impact on our 1999 Plan Award Limit

Our 1999 Plan states that RSU and stock award grants may not exceed 30% of the shares reserved but unissued under the plan as of May 23, 2008 plus shares subject to awards outstanding as of such date that return to the plan and shares added at the 2008 Annual Meeting (the “Plan Limit”). For purposes of calculating the Plan Limit with respect to the RSU grants to be made under the exchange program, we will include all of the shares underlying surrendered options which are returned to the plan, and the RSU grants will be made from such returned shares. After making the RSU grants under the exchange program, we will reduce the share reserve such that, in effect, only 3.5 million of the shares underlying surrendered options will be retained as available for future grant under the plan. Thereafter, for purposes of calculating the Plan Limit following the exchange program, the number of RSUs granted in the exchange program will not be counted in determining the number of RSUs and stock awards that can be granted within the Plan Limit following the reduction of the plan share reserve.

Impact of the exchange program on the Company’s stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible options. The exchange program is intended to restore competitive and appropriate equity incentives for our employees, reduce our existing overhang and potential dilution, and better align compensation expense with the retention and motivation value that we are trying to capture with our outstanding equity grants. Moreover, the exchange program imposes a significant reduction in the shares that will be available for future grants under our 1999 Plan after the surrendered options are returned to the plan and the new RSUs are granted, in order to mitigate the potential dilutive impact of the exchange program on our stockholders.

Description of the 1999 Plan

The following summary is qualified in its entirety by reference to the complete text of the 1999 Plan, which has been filed as Appendix A to the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholder filed with the SEC on July 14, 2008. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company’s principal offices in Sunnyvale, California.

Background and Purpose of the 1999 Plan

The 1999 Plan is divided into five separate equity programs:

1.	Discretionary Option Grant Program - Under the Discretionary Option Grant Program, the Plan Administrator is able to grant options to purchase shares of our common stock (“Shares”) at an exercise price not less than the fair market value of those Shares on the grant date.

2.	Stock Appreciation Rights Program - Under the Stock Appreciation Rights Program, the Plan Administrator is able to grant stock appreciation rights that will allow individuals to receive the appreciation in the Shares subject to the award between the date of grant and the exercise date.

3.	Stock Issuance Program - Under the Stock Issuance Program, the Plan Administrator is able to make direct issuances of Shares either through the issuance (or promise to issue) or immediate purchase of such Shares or as a bonus for services rendered by participants on such terms as the Plan Administrator deems appropriate.

4.	Performance Share and Performance Unit Program - Under the Performance Share and Performance Unit Program, the Plan Administrator is able to grant performance shares and performance units, which are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest.

5.	Automatic Option Grant Program - Under the Automatic Option Grant Program, option grants are automatically made at periodic intervals to non-employee directors.

The 1999 Plan is intended to increase incentives and to encourage share ownership on the part of eligible employees, non-employee directors and consultants who provide significant services to the Company and its affiliates.

Administration of the 1999 Plan

Our Compensation Committee administers the 1999 Plan (“Plan Administrator”). The members of the Compensation Committee must qualify as non-employee directors under Rule 16b-3 of the Exchange Act of 1934 and as outside directors under Section 162(m) of the Internal Revenue Code (the “Code”) so that the Company can receive a federal tax deduction for certain compensation paid under the 1999 Plan.

Subject to the terms of the 1999 Plan, the Plan Administrator has the sole discretion to select the employees, consultants and other independent advisors who will receive awards, determine the terms and conditions of awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 1999 Plan and outstanding awards; provided, however, that the Company is unable (without the approval of stockholders) to reprice any outstanding stock options granted under the 1999 Plan or cancel any outstanding stock option and immediately replace it with a new stock option with a lower exercise price. Administration of the Automatic Option Grant Program is self-executing in accordance with the terms of the program and the Plan Administrator does not have any discretionary functions with respect to option grants made under the program. The Compensation Committee may delegate any part of its authority and powers under the 1999 Plan to one or more directors and/or officers of the Company, but only the Compensation Committee itself can make awards to participants who are executive officers of the Company.

Shares Subject to the 1999 Plan

A total of 101,100,000 Shares has been reserved for issuance under the 1999 Plan. If an award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled Shares generally will be returned to the available pool of Shares reserved for issuance under the 1999 Plan. Also, in the event any change is made to our common stock issuable under the 1999 Plan by reason of any stock split, stock dividend, combination of shares, merger, reorganization, consolidation, recapitalization, exchange of shares, or other change in capitalization of the Company affecting the common stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (a) the maximum number and/or class of securities issuable under the 1999 Plan, (b) the maximum number and/or class of securities for which any one individual may be granted stock options, stock appreciation rights, stock issuances, or performance shares and performance units under the 1999 Plan per calendar year, (c) the class and/or number of securities and the purchase price per share in effect under each outstanding award, and (d) the class and/or number of securities for which automatic option grants are to be subsequently made under the Automatic Option Grant Program. The Plan Administrator will make adjustments to outstanding awards to prevent the dilution or enlargement of benefits intended to be provided thereunder.

Discretionary Option Grant Program

A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the Discretionary Option Grant Program, the Plan Administrator may grant nonstatutory stock options and/or incentive stock options (which entitle employees, but not the Company, to more favorable tax treatment). The Plan Administrator will determine the number of Shares covered by each option, but during any calendar year, no participant may be granted options and/or stock appreciation rights covering more than 3,000,000 Shares.

The exercise price of each option is set by the Plan Administrator but cannot be less than 100% of the fair market value of the Shares covered by the option on the date of grant. The exercise price of an incentive stock option must be at least 110% of fair market value if on the grant date the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries.

An option granted under the Discretionary Option Grant Program cannot be exercised until it becomes vested. The Plan Administrator establishes the vesting schedule of each option at the time of grant. Options become exercisable at the times and on the terms established by the Plan Administrator. To the extent the aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options first becomes exercisable by any participant during any calendar year is greater than $100,000, the excess above $100,000 will be treated as a nonstatutory stock option. Options granted under the 1999 Plan expire at the times established by the Plan Administrator, but not later than seven (7) years after the grant date.

Stock Appreciation Rights Program

A stock appreciation right is the right to receive the appreciation in fair market value of the Shares subject to the award between the exercise date and the date of grant. We can pay the appreciation in either cash or Shares. Stock appreciation rights will become exercisable at the times and on the terms established by the Plan Administrator, subject to the terms of the 1999 Plan. No participant will be granted stock appreciation rights and/or options covering more than 3,000,000 Shares during any calendar year. The exercise price of each stock appreciation right is set by the Plan Administrator but cannot be less than 100% of the fair market value of the Shares covered by the award on the date of grant. A stock appreciation right granted under the 1999 Plan cannot be exercised until it becomes vested. The Plan Administrator establishes the vesting schedule of each stock appreciation right at the time of grant. Stock appreciation rights granted under the 1999 Plan expire at the times established by the Plan Administrator, but not later than seven (7) years after the grant date.

Stock Issuance Program

Stock issuances are awards where Shares are or will be issued to a participant and the participant’s right to retain or receive such Shares will vest in accordance with the terms and conditions established by the Plan Administrator. The number of Shares covered by a stock issuance award will be determined by the Plan Administrator, but during any calendar year no participant may be granted an award covering more than 200,000 Shares. Also, no more than 30% of the sum of (1) the number of Shares added to the 1999 Plan at the 2008 Annual Meeting, (2) the number of Shares available to be granted pursuant to awards under the 1999 Plan (i.e., reserved but unissued) as of May 23, 2008, and (3) the number of Shares subject to outstanding awards as of May 23, 2008, that actually return to the 1999 Plan upon the repurchase or reacquisition of unvested Shares or that were subject to awards that terminated without any Shares actually having been issued pursuant thereto may be issued pursuant to awards under the Stock Issuance and Performance Share and Performance Unit Programs. In determining whether a stock issuance should be made and/or the vesting schedule for any such award, the Plan Administrator may impose whatever conditions to vesting as it determines to be appropriate. For example, the Plan Administrator may determine to make a stock issuance only if the participant satisfies performance goals established by the Plan Administrator.

Performance Share and Performance Unit Program

Performance shares and performance units are awards that will result in a payment to a participant only if the performance goals or other vesting criteria established by the Plan Administrator are achieved or the awards otherwise vest. The Plan Administrator will establish organizational, individual performance goals or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid to participants. No participant will receive performance units with an initial value greater than $2,000,000 and no participant will receive more than 200,000 performance shares during any calendar year. Performance units will have an initial dollar value established by the Plan Administrator prior to the grant date. Performance shares will have an initial value equal to the fair market value of a Share on the grant date. Also, no more than 30% of the sum of (1) the number of Shares added to the 1999 Plan at the 2008 Annual Meeting, (2) the number of Shares available to be granted pursuant to awards under the 1999 Plan (i.e., reserved but unissued) as of May 23, 2008, and (3) the number of Shares subject to outstanding awards as of May 23, 2008 that actually return to the 1999 Plan upon the repurchase or reacquisition of unvested Shares or that were subject to awards that terminated without any Shares actually having been issued pursuant thereto, may be issued pursuant to awards under the Stock Issuance and Performance Share and Performance Unit Programs. See “Impact on our 1999 Plan Award Limit” above for a description of the impact the exchange program would have on this limit if the stockholders approve this proposal.

Performance Goals

The Plan Administrator (in its discretion) may make performance goals applicable to a participant with respect to an award. At the Plan Administrator’s discretion, one or more of the following performance goals may apply: annual revenue, cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, return on sales and total stockholder return.

Automatic Option Grant Program

Under the 1999 Plan, our non-employee directors receive annual, automatic, nondiscretionary grants of nonstatutory stock options and are also eligible to receive discretionary awards pursuant to the other equity programs under the 1999 Plan.

Each new non-employee director receives an option to purchase 55,000 Shares as of the date he or she first becomes a non-employee director. Each non-employee director also receives an option to purchase 20,000 Shares on the date of each annual stockholder meeting, provided that he or she has been a non-employee director for at least six months prior to the grant date and remains an eligible non-employee director through each such meeting.

The exercise price of each option granted to a non-employee director is equal to 100% of the fair market value of the Shares covered by the option on the date of grant. An option granted under the Automatic Option Grant Program is immediately exercisable. However, any Shares purchased under the option program are subject to repurchase by the Company if the non-employee director ceases Board service prior to vesting. The option granted to a non-employee director when he or she first becomes a non-employee director vests as to 25,000 Shares on the first anniversary of the date of grant and as to 10,000 Shares each anniversary thereafter (assuming that he or she remains a non-employee director on each scheduled vesting date). All options granted thereafter to the non-employee director become 100% vested on the day preceding the Annual Stockholders Meeting following the grant date. If a non-employee director terminates his or her service on the Board due to death or disability his or her options would immediately vest.

Options granted to non-employee directors generally expire no later than seven (7) years after the date of grant. If a non-employee director terminates his or her service on the Board prior to an option’s normal expiration date, the option will remain exercisable for twelve (12) months to the extent it has vested. However, the option may not be exercised later than the original expiration date.

Awards to be Granted to Certain Individuals and Groups

The number of awards that an employee, non-employee director or consultant may receive under the 1999 Plan is in the discretion of the Plan Administrator and therefore cannot be determined in advance. The following table* sets forth (a) the aggregate number of Shares subject to options granted under the 1999 Plan during the last fiscal year which ended on April 25, 2008, (b) the average per Share exercise price of such options, (c) the aggregate number of Shares subject to awards of restricted stock units granted under the 1999 Plan during the last fiscal year, and (d) the dollar value of such Shares based on $23.77 per Share, the fair market value on May 23, 2008.

PLAN BENEFITS*
1999 Plan

			Units	Units
Name of Individual or Group	Options Granted	Exercise Price	Granted	Granted

Daniel J. Warmenhoven	350,000	$30.74	—	$—
Chief Executive Officer
Thomas Georgens	100,000	$30.74	—	$—
President and Chief Operating Officer
Steven J. Gomo	50,000]	$30.74	—	$—
Executive Vice President and Chief Financial Officer
Thomas F. Mendoza	150,000	$30.74	—	$—
Vice-Chairman
Robert E. Salmon	100,000	$30.74	—	$—
Executive Vice President Field Operations
All current executive officers, as a group	750,000	$30.74	—	$—
All directors who are not executive officers, as a group	180,000	$27.02	—	$—
All employees who are not executive officers, as a group	9,563,080	$26.41	3,269,348	$77,712,402

*	The table does not represent equity awards granted under any Company stock plan other than the 1999 Plan.

Limited Transferability of Awards

Awards granted under the 1999 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. However, participants may, in a manner specified by the Plan Administrator, transfer nonstatutory stock options (1) to a member of the participant’s family, (2) to a trust or other entity for the sole benefit of the participant and/or a member of his or her family, (3) to a former spouse pursuant to a domestic relations order.

Vote requirement to approve this proposal

The approval of this proposal requires the affirmative vote of a majority of the number of Votes Cast.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of February 20, 2009 by (1) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock, (2) each of the Company’s directors, (3) each of the Company’s executive officers set forth in the Summary Compensation Table of the Compensation of Executive Officers section of this Proxy Statement, and (4) all of the Company’s current directors and executive officers as a group.

Except as indicated by footnote, the address of the beneficial owners is c/o NetApp, Inc., 495 East Java Drive, Sunnyvale, California 94089. Information related to holders of more than 5% of the Company’s common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

		Number of	Percentage
		Shares	of Class
Title of Class	Name of Beneficial Owner	Beneficially Owned	(1)

Common Stock	Wellington Company Management(2)	34,392,185	10.4%
	75 State Street, Boston, MA 92109
	Daniel J. Warmenhoven(3)	7,880,200	2.3%
	Thomas Georgens(4)	569,809		*
	Steven J. Gomo(5)	605,320		*
	Thomas F. Mendoza(6)	2,131,738		*
	Robert F. Salmon(7)	984,673		*
	Donald T. Valentine(8)	852,000		*
	Jeffry R. Allen(9)	1,054,288		*
	Carol A. Bartz(10)	150,000		*
	Alan L. Earhart(11)	110,000		*
	Edward Kozel(12)	101,500		*
	Mark Leslie(13)	130,000		*
	Nicholas G. Moore(14)	115,000		*
	George T. Shaheen(15)	130,000		*
	Robert T. Wall(16)	380,071		*
	All current directors and officers as a group (14 persons)(17)	15,194,599	4.5%

*	Less than 1%

(1)	Percentage of Class is based on 330,742,039 shares of common stock outstanding on February 20, 2009. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days of February 20, 2009 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)	Information is based on a Schedule 13G/A filed with the SEC on January 12, 2009 by Wellington Company Management, LLP, a Massachusetts limited liability partnership (“Wellington”), on behalf of itself. The principal Wellington business office is located at 75 State Street, Boston, MA 02109. Wellington, in its capacity as an investment advisor, may be deemed to beneficially own 34,392,185 shares which are held of record by clients of Wellington. Wellington has the shared power to vote or to direct the vote of the 23,727,985 shares, and the shared power to dispose or to direct the disposition of 34,368,685 shares.

(3)	Includes 2,259,985 shares held by Daniel J. Warmenhoven and Charmaine A. Warmenhoven, trustees to The Warmenhoven 1987 Revocable Trust, of which Mr. Warmenhoven is a trustee and shares voting and investment powers. Also includes 970,000 shares held by Warmenhoven Ventures LP, a limited partnership of which the Warmenhoven Management Trust is the general partner, of which Mr. Warmenhoven is a trustee. Excludes 78,962 shares held by Richard A. Andre, trustee to the Daniel J. Warmenhoven 1991 Children’s Trust, as Mr. Warmenhoven disclaims beneficial ownership of the shares held by this trust. Includes 1,362,250 shares of common stock issuable upon exercise of options granted under the 1995 Plan and 3,241,226 shares of common stock issuable upon exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days after February 20, 2009.

(4)	Includes 129,166 shares of common stock issuable upon exercise of options granted under the 1995 Plan and 425,665 shares of Common Stock issuable upon exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days after February 20, 2009.

(5)	Includes 80,000 shares of common stock issuable upon exercise of options granted under the 1995 Plan and 516,457 shares of common stock issuable upon exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days after February 20, 2009.

(6)	Includes 43,750 shares of common stock issuable upon exercise of options granted under the 1995 Plan and 1,528,125 shares of common stock issuable upon exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days after February 20, 2009.

(7)	Includes 52,268 shares held by Robert Salmon and Patricia Mertens-Salmon, trustees to the Salmon Trust; and 240 shares held by Patricia Mertens-Salmon, Custodian under UTMA CA. Includes 192,480 shares of common stock issuable upon exercise of options granted under the 1995 Plan and 719,685 shares of common stock issuable upon exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days after February 20, 2009.

(8)	Includes 602,000 shares held in trust by Donald T. Valentine, trustee to the Donald T. Valentine Family Trust. Includes 50,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1995 Plan; and 200,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(9)	Includes 29,376 shares of common stock issuable upon exercise of currently exercisable options granted under the 1995 Plan. Also includes 1,002,746 shares of common stock issuable upon exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days of February 20, 2009.

(10)	Includes 25,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1995 Plan; and 125,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan. Excludes 82,352 shares held by Ms. Bartz’s spouse as separate property. On February 9, 2009, Ms. Bartz notified the Company of her intention to resign from the Company’s Board of Directors. Her resignation will become effective prior to the end of the Company’s fiscal 2009 year.

(11)	Common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(12)	Includes 95,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(13)	Common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(14)	Includes 20,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1995 Plan, of which 5,000 shares are held by Nicholas G. Moore and 15,000 shares are held by The Moore Family Ventures LP, of which Mr. Moore is General Partner. Also includes 95,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan, of which 45,000 shares are held by Nicholas G. Moore and 50,000 shares are held by The Moore Family Ventures LP, of which Mr. Moore is General Partner.

(15)	Common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(16)	Includes 160,000 shares of common stock issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(17)	Includes 1,932,022 shares of common stock issuable upon exercise of options granted under the 1995 Plan and 8,478,904 shares of common stock issuable upon the exercise of options granted under the 1999 Plan, each of which is currently exercisable or will become exercisable within 60 days after February 20, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The Board has delegated to the Compensation Committee of the Board (“Compensation Committee”) sole authority and responsibility for establishing and overseeing salaries, incentive compensation programs, and other forms of compensation for our executive officers and our other employees and for administering our equity incentive and benefits plans.

The principal components of compensation that we pay to our named executive officers consist of the following:

1. Base salary and standard employee benefits (including our 401(k) plan, health and life insurance plans, and nonqualified deferred compensation program);

2. Cash incentive compensation under the terms of incentive compensation plans established for our senior executive officers (including our named executive officers);

3. Equity compensation in the form of grants of stock options, restricted stock and restricted stock units; and

4. The Executive Retirement Medical Plan for qualifying senior executive officers (including our named executive officers).

Our compensation programs are designed to recruit and retain quality senior executives and to motivate and reward our senior executive officers for managing and operating our business in a manner that maximizes stockholder value consistent with good ethical behavior. We use a combination of individual and corporate-wide performance goals and measure these goals on an annual and long-term basis in order to ensure that we achieve our corporate goals. This compensation discussion and analysis explains the material elements of our compensation for our named executive officers and how our compensation program is designed and operated to help us achieve our corporate goals.

Principles and Objectives of Compensation

Our compensation program is designed to reward employee behaviors that benefit the Company and its stockholders on a day-to-day, periodic and long-term basis. These behaviors include excellence in performing one’s duties, collegiality and teamwork in meeting individual- and corporate-wide goals and good ethical behavior in performing one’s duties. Our base salary compensation is designed to ensure excellence in the day-to-day management and operation of our business while our cash incentive compensation program rewards behaviors that support the Company’s short-term (typically annual) goals. Our equity award programs target longer term value that we believe should ultimately be expressed as a sustained material increase in our stock price. Our equity awards also represent a key tool for retaining our employees, including our named executive officers. We do so through the granting of equity awards that “vest” over a fixed period of time subject to the continued provision of services by the individual to the Company. Our customary new hire equity award vests over a period of four years, with one-quarter of the total award vesting on the first anniversary of the employee’s hire date and the balance of the award vesting ratably each month thereafter for the next three years such that the entire award vests in full on the fourth anniversary of the hire date, subject to continued provision of service. Our customary performance equity award vests over a period of four years, vesting ratably each month such that the entire award vests in full on the fourth anniversary of the grant date, subject to continued provision of service.

Our Executive Retirement Medical Plan provides medical coverage beyond the COBRA maximum benefit period to a defined group of retiring executives as a fully insured plan based on minimum age, service and level of responsibility (that is, executive vice president or above) and was adopted by the Company as a method to retain the defined group of executives.

Total compensation is higher for senior executives (including our named executive officers) with greater responsibility and greater ability to influence the Company’s achievement of targeted results and corporate goals. As an executive’s position and responsibility increase, we believe that a greater portion of that executive’s total compensation should be performance-based pay that is contingent on the achievement of specific corporate goals. And as an executive’s performance-based pay increases with increasing levels of responsibility, we also believe that equity-based compensation should compose an increasingly higher portion of performance-based compensation and of total compensation. Therefore, our compensation program is structured such that a significant portion of our most senior executives’ (and all of our named executive officers’) total compensation is tied to long-term appreciation of our stock price.

Administration of Our Compensation Program

The Compensation Committee meets periodically throughout the year to manage our compensation program. The Compensation Committee determines and approves the principal components of compensation for our named executive officers (including the incentive targets for the cash incentive compensation program) on an annual basis, typically prior to the beginning of the applicable fiscal year. As part of this process, the Compensation Committee establishes targeted total compensation levels (that is, maximum achievable compensation) for each of our named executive officers. In making its decisions regarding compensation, the Compensation Committee obtains the advice and counsel of outside advisors engaged by the Compensation Committee. With respect to our named executive officers (other than the CEO), the Compensation Committee solicits the input of our chief executive officer, who recommends to the Compensation Committee the salary, incentive compensation and equity-based compensation to be paid to our named executive officers other than himself. We expect that the Compensation Committee will continue to solicit input from our chief executive officer with respect to compensation decisions affecting the other named executive officers and other members of our senior management team. With respect to compensation for our chief executive officer, the Compensation Committee deliberates and makes decisions without the presence or participation of the chief executive officer.

In addition, the Compensation Committee typically engages an independent compensation consultant to periodically review our compensation programs, based on both benchmarking of a select group of “peer companies” as well as based on our own internal pay equity parameters and our overall corporate goals. For instance, in connection with its determination of compensation for our fiscal year 2009, the Compensation Committee retained an independent compensation consultant to (1) review and assess the total direct compensation levels provided to our senior management team relative to an appropriate peer group, (2) review and assess our current equity grant guidelines and practices relative to an appropriate peer group, and (3) develop future equity grant guidelines and practices for all employees taking into account current trends in compensation. Based on the analysis by the consultant, input from the senior management team and the Compensation Committee’s deliberations, the Compensation Committee approved our compensation plan for fiscal 2009.

The Compensation Committee has designed our compensation program in order to recruit and retain quality executives in a competitive labor environment and to motivate those executives to perform the best job possible consistent with good ethical behavior and to do so over a sustained period of time, which we believe will ultimately be expressed in our stock price. The Company offers each of the elements of compensation outlined above to our named executive officers because we believe that all four elements are necessary in order to meet the goals that we have set for our Company. For instance, if we were to reduce the payments under or eliminate entirely the incentive compensation plan, we would not have an appropriate means to motivate our executives to achieve short-term goals because we would be relying on base salary (which is not tied to specific corporate goals) and equity awards that (because of their vesting) are tied to long-term appreciation of our stock price. Similarly, if we were to reduce or eliminate our equity awards and rely solely on base salary and our incentive compensation plan, our executives might focus their efforts on achieving short-term corporate goals without regard to the creation of long-term value that would be expressed in our stock price.

Factors in Determining Compensation

The primary factors that the Compensation Committee takes into consideration in establishing the principal components of compensation of our named executive officers are discussed below. While these are typically the considerations upon which the Compensation Committee bases its compensation decisions for our named executive officers, the Compensation Committee may, at its discretion, apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Competitive Market Data

In February 2007, the Compensation Committee reviewed and approved a peer group of companies to be used for fiscal 2008 for benchmarking and for setting executive compensation. The Compensation Peer Group for fiscal 2008 was as follows:

3Com Corp.	Cadence Design Systems, Inc.	SanDisk Corp.
Adobe Systems, Inc.	Juniper Networks, Inc.	Synopsys, Inc.
BEA Systems, Inc.	Intuit, Inc.	VeriSign, Inc.
BMC Software, Inc.	LSI Corporation	Xilinx, Inc.
Broadcom Corp.	Quantum Corp.

In February 2008, based on the review and recommendations presented by Radford Surveys + Consulting, the Compensation Committee reviewed and approved a revised Compensation Peer Group to be used for benchmarking and for setting executive compensation. To determine the appropriate peer group, the Compensation Committee considered companies with similar revenue, number of employees, market capitalization and annual growth rates. The median annual revenues for the new peer group are $2.3 billion and the group has been increased from 14 to 34 companies. The Compensation Committee will periodically review and update the peer group as appropriate. The Compensation Peer Group established for fiscal 2008 and 2009 was as follows:

Adobe Systems, Inc.	Electronic Arts, Inc.	Palm, Inc.
Agere Systems, Inc.(1)	Gateway, Inc.	Sabre Holdings Corp.
American Power Conversion	Harris Corp.	SanDisk Corp.
ASML Holding N.V.	Intuit, Inc.	Spansion, Inc.
ATI Technologies, Inc.(2)	Juniper Networks, Inc.	Stryker Endoscopy
Atmel Corp.	Level 3 Communications, Inc.	Symantec Corp.
Autodesk, Inc.	Logitech International S.A.	Symbol Technologies, Inc. (2)
Bell Microproducts, Inc.	LSI Corporation	VeriSign, Inc.
Broadcom Corp.	Marvell Technology Group Ltd.	Western Digital Corp.
CA, Inc.	Metavante Corp.	Xilinx, Inc.
Corning, Inc.	National Semiconductor
eBay, Inc.	NVIDIA Corp.

(1)	Agere was acquired by LSI

(2)	ATI Technologies, Inc. and Symbol Technologies, Inc. did not participate in the survey data in 2008

Base Salary

In setting the base salary for each named executive officer, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities, future potential contributions to the Company, the goals and objectives of the executive, and the executive’s past performance. In addition, the Compensation Committee reviews published compensation survey data for the industry, engages compensation consultants to perform customized studies for the Compensation Committee and reviews internal pay equity. The base salary for each named executive officer is designed to be competitive with salary levels for comparable positions in the published surveys as well as to reflect the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual at the sole discretion of the Compensation Committee. For fiscal 2008, the base salary of the Company’s named executive officers ranged from the 50th percentile to the 75th percentile of the base salary levels in effect for comparable positions in the then surveyed compensation data for the former peer group, which consisted of smaller revenue-sized companies. For fiscal 2009, we targeted the base salary of the Company’s named executive officers to be within the 50th percentile range for the more comparably sized new peer group. In addition, for the named executive officers, we established base salaries at a level so that a significant portion (generally 50% or more) of the executive’s total compensation was performance-based (that is, cash incentive and/or equity awards), and, therefore, in connection with its determination of increases or decreases in total compensation for our named executive officers, the Compensation Committee reviews the executive’s current total compensation package in order to ensure that any change in annual base salary is properly balanced relative to those portions of his or her total compensation that consist of incentive compensation and equity awards.

While base salary levels (along with all other components of a named executive officer’s compensation) are typically set at fixed and consistent points in our fiscal year cycle, under certain circumstances, the Compensation Committee will revise base salary levels when those levels are not consistent with the Company’s overall compensation policies or are not competitive enough to attract higher quality employees.

Incentive Compensation Plan

We have not historically paid any automatic or guaranteed cash incentives to our employees, including our named executive officers. The Compensation Committee believes that a cash incentive compensation plan that is tied to operational performance metrics can better serve to motivate the Company’s named executive officers and employees to achieve annual performance goals because such a plan uses more immediate measures of performance than those reflected in the appreciation in value of equity awards while still putting receipt of such compensation “at risk”. The Compensation Committee administers the incentive compensation plan on a yearly basis and authorizes payment of the incentive compensation payouts at the end of a particular fiscal year and creates a new, similarly structured plan for the succeeding fiscal year. The Compensation Committee determines the specific targets for each of our named executive officers based on the same criteria used to set base salary.

Under the 2008 incentive compensation plan, our senior executives (including all of our named executive officers) were eligible to receive annual performance-based cash compensation based on such individuals’ assigned target incentive compensation levels (which are expressed as a percentage of actual annual base salary earnings) and the funding of the 2008 incentive compensation plan, which was determined based on the Company achieving operating profits. For fiscal 2008, which ended April 25, 2008, the Company actually achieved 87.5% of its fiscal year 2008 plan. The incentive compensation-to-operating profit payout ratio was 10 for 1 above 100% of the Company’s target operating profit goal and 4 for 1 below 100% of the Company’s target operating profit goal. For example, for each incremental percentage point of corporate operating profit beyond 100% of the Company’s targeted operating profit goal for a fiscal year, each eligible senior executive received additional cash compensation equal to 10% of his actual incentive compensation target payout, up to a maximum of 200% of the target. For each incremental percentage point of the Company’s operating profit below 100% of the Company’s target operating profit goal for fiscal 2008, each eligible senior executive’s actual incentive compensation target payout was reduced by 4%. This incentive program is illustrated in the following schedule:

Percent of Operating Profit Target	Percent of Incentive Compensation Target Payout

120%	200%
110%	200%
105%	150%
102%	120%
100%	100%
98%	92%
95%	80%
90%	60%
80%	20%

For our named executive officers, the target incentive compensation levels for fiscal year 2008 ranged from 110% to 130% of such individuals’ base earnings.

For Fiscal 2009, which will end on April 24, 2009, the incentive compensation-to-operating profit payout ratio was revised to be 10 for 1 above 100% of the Company’s target operating profit goal (which is the same as fiscal 2008) and 2 for 1 below 100% of the Company’s target operating profit goal (the payout below 100% was 4 for 1 in fiscal 2008). The Company has not yet completed its fiscal 2009 and, therefore, no determination has been made yet with respect to payouts under Incentive Compensation Plan for Fiscal 2009.

All executives’ awards under the ICP (for fiscal 2008 and fiscal 2009) are capped at 2.0 x target.

Long-Term Stock-Based Incentive Compensation

The Compensation Committee has the authority to grant stock options, restricted stock and restricted stock units (“RSUs”) to our named executive officers under our Amended and Restated 1995 Stock Incentive Plan and our Amended and Restated 1999 Stock Option Plan. These grants are designed to align the interests of each of our named executive officers with those of the stockholders and provide each named executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each stock option grant allows the executive officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to seven years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term, and the officer continues to be employed by the Company. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership and is based on a number of factors, of which the principal ones are the executive officer’s current position with the Company, external comparability with option grants made to executive officers based on published surveys, internal comparability with option grants made to other executives within the Company, the executive officer’s current level of performance and the executive officer’s potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of vested and unvested options and RSUs held by the executive officer in order to maintain an appropriate level of equity incentive for the individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s named executive officers.

Since May 2003, we have occasionally granted restricted stock in addition to stock options in unique situations when retention was of key strategic importance. As with the granting of stock options, restricted stock and RSU grants allow us to align the interests of each named executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Restricted stock and RSUs vest annually over four years and, because the restricted stock and RSU entails actual ownership of our common stock without the need to “exercise”, our restricted stock and RSU grants are proportionally smaller than our stock option grants, though the size of the restricted stock and RSU grant for each executive officer is still determined based on the same factors used to determine stock option grants described in the immediately preceding paragraph.

Pricing of and Accounting for Equity Awards

All grants of stock options to our executive officers, employees, and directors have exercise prices equal to or exceeding the fair market value of the underlying shares of common stock on the grant date, as determined by our Board. All equity-based awards have been reflected in our consolidated financial statements, based on the applicable accounting guidance. Previously, we accounted for equity compensation paid to our employees and directors using the intrinsic value method under APB Opinion No. 25 and FASB Financial Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion No. 25.” Under the intrinsic value method, no stock-based compensation was recognized in our consolidated statements of operations for options granted to our directors, employees, consultants and others because the exercise price of the stock options equaled or exceeded the fair market value of the underlying stock on the dates of grant. Effective April 29, 2006, we adopted FAS 123R using the modified prospective method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption of FAS 123R. FAS 123R requires us to estimate and record an expense over the service period of the stock-based award.

Policies Regarding Timing of Equity Award Grants

Except in extraordinary circumstances as approved by the Compensation Committee, we grant stock options, restricted stock and RSUs to all of our employees (including our named executive officers) on fixed dates. If the named executive officer is a new hire and is receiving an initial grant in connection with the commencement of employment, the grant to such individual “will be effective” on the 15th (or the first business day following the 15th, in the event that the 15th falls on a weekend or holiday) of the month that immediately follows the month in which the individual first commences employment with us. Regardless of the date of grant, the vesting commencement date is still the actual first day of employment. For named executive officers who receive promotion or retention grants, such grants “will be effective” on the 15th (or the first business day following the 15th, in the event that the 15th falls on a weekend or holiday) of the month that immediately follows the month in which the Compensation Committee approves the grant for such individual. Annual stock option and restricted stock grants to named executive officers are “effective” on June 1st (or the first business day following June 1st, in the event that June 1st falls on a weekend or holiday).

We do not have a policy or practice in place to grant equity awards that are timed to precede or follow the release or withholding of material nonpublic information.

Other Compensation for Named Executive Officers

Severance and Change of Control Arrangements

As of fiscal 2008, we did not have any employment contracts or severance agreements in effect with any of our named executive officers. However, we did have contractual obligations to provide three of our named executive officers with severance benefits in certain circumstances. Specifically, the stock options granted to each of Daniel J. Warmenhoven, our Chief Executive Officer, Thomas F. Mendoza, our Vice Chairman, and Steven J. Gomo, our Executive Vice President of Finance and Chief Financial Officer, under the Discretionary Option Grant Programs of our Amended and Restated 1995 Stock Incentive Plan and our Amended and Restated 1999 Stock Option Plan will immediately accelerate and vest in full in the event that such individual’s employment with us is terminated in connection with an acquisition of the Company pursuant to a merger or reorganization or a sale of all or substantially all of our assets. We also have a general severance policy applicable to all employees (including the named executive officers) providing for additional weeks of pay based on years of service, plus periods of access to a career center and office resources, one-on-one coaching, and access to an online database.

In considering total executive compensation for fiscal year 2009, the Compensation Committee recognized that we faced a potential risk of not being able to retain key executives in the event of an acquisition of the Company as a result of not having employment or severance agreements. On April 7, 2008, the Compensation Committee began to discuss entering into change of control severance agreements with certain of our senior executives. The Compensation Committee worked with an independent compensation consultant, Radford Surveys + Consulting, who provided various suggestions regarding the potential terms of a change of control severance agreement based on competitive market data from our Compensation Peer Group. In considering these potential terms, the Compensation Committee’s objectives were to: (1) assure we would have the continued dedication and objectivity of our executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that is competitive with our Compensation Peer Group.

On June 19, 2008, the Compensation Committee approved the terms of a change of control severance agreement, and the Company entered into such agreement with certain of our senior executives, including each of the named executive officers. The terms of the individual Change of Control Severance Agreements are described in further detail in the section below titled “Potential Payments upon Termination or Change of Control.”

Perquisites

The Company’s named executive officers are eligible to participate in the Company’s Executive Retirement Medical Plan, which provides medical coverage beyond the COBRA maximum benefit period to a defined group of retiring executives as a fully-insured plan based on minimum age, service and level of responsibility (that is, executive vice president or above), and was adopted by the Company as a method to retain the defined group of executives. Our named executive officers are also entitled to a preventive care medical benefit not available to nonexecutives up to $2,500 per calendar year.

Other Benefits and Reimbursements

Named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. We offer up to $3,000 in a matching contribution under our 401(k) plan to each employee. The only retirement benefits that we offer our named executive officers are those under the Executive Retirement Medical Plan.

The Board of Directors has adopted a travel policy whereby the Company’s CEO and Vice Chairman are permitted for business travel to fly private or charter aircraft within certain limitations. The CEO and Vice Chairman are two of the most frequently traveled senior executives of the Company and are often required to travel on extremely short notice and to areas that have limited access to commercial flights. Because the reimbursement is for business travel only and is integrally and directly related to the performance of the executives’ duties, the Company’s reimbursement is not compensation or a perquisite. Subject to an annual cap of $800,000, the CEO is reimbursed for expenses incurred in the operation of his privately owned aircraft when used for Company business, provided such expenses do not exceed the rate charged for equivalent commercial charter travel. The Vice Chairman is reimbursed for the actual cost of chartering an aircraft for his qualified business travel as defined in the policy and is also subject to an annual cap of $500,000.

Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. The compensation paid to the CEO for the fiscal year 2008 did exceed the $1 million limit per officer, and it is expected the compensation to be paid to the CEO for the 2009 fiscal year will also exceed that limit. Our Amended and Restated 1995 Stock Incentive Plan and our Amended and Restated 1999 Stock Option Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under each such plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. At the 2007 Annual Meeting, stockholders approved the Executive Compensation Plan so that cash bonuses paid in accordance with our Executive Compensation Plan could be structured to allow for a deduction under 162(m). The Company does not believe the amount of compensation in excess of $1 million will be significant. However, the Compensation Committee periodically reviews applicable tax provisions, such as Section 162(m), and may revise compensation plans from time to time to maximize deductibility.

The information contained in the following Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
of the Board of Directors:

Ed Kozel
Robert T. Wall, Chairman

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for the named executive officers for the fiscal years ended April 25, 2008 and April 27, 2007.

								Change in
								Pension
								Value and
								Nonqualified
						Non-Equity		Deferred
				Stock	Option	Incentive Plan		Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)		($)(4)	($)(5)	($)

Daniel J. Warmenhoven	2008	$786,538	—	—	$3,327,060	$507,160	(6)	$1,285,280	$1,738	$5,907,776
Chief Executive Officer	2007	$709,615	—	—	$3,714,835	$986,365	(6)	$1,016,567	$2,600	$6,429,982
Thomas Georgens	2008	$511,154	—	$138,569	$1,962,119	$304,239	(8)	—	$1,738	$2,917,819
President and Chief Operating Officer	2007	$405,769	—	$138,569	$2,551,575	$451,215	(8)	—	$907	$3,548,035
Steven J. Gomo	2008	$411,538	—	—	$722,193	$224,535	(7)	—	$1,738	$1,360,004
Executive Vice President and Chief Financial Officer	2007	$366,923	—	—	$968,340	$306,013	(7)	—	$1,416	$1,642,692
Thomas F. Mendoza	2008	$582,500	—	—	$1,472,379	$346,704	(9)	—	$1,738	$2,403,321
Vice Chairman	2007	$440,385	—	—	$2,337,808	$520,314	(9)	—	$2,600	$3,301,107
Robert E. Salmon	2008	$486,538	—	$384,520	$1,623,868	$265,455	(10)	—	$1,738	$2,762,119
Executive Vice President, Field Operations	2007	$405,769	—	$169,427	$1,721,628	$451,215	(10)	—	$907	$2,748,946

(1)	Stock awards consist of Restricted Stock and RSU’s. The amounts shown represent the compensation cost recognized for financial statement reporting purposes in accordance with FAS 123R for stock awards for the fiscal years ended April 25, 2008 and April 27, 2007. The amounts disregard estimates of forfeitures that are included in the financial reporting. The total fair value of each award is calculated as of the grant date and expensed in the financial statements over the service period of the award. The amounts shown include ratable amounts expensed for stock awards that were granted in fiscal years 2006 and 2007. Assumptions used in the valuations of these awards are included in Note 7 of the Company’s Annual Report on Form 10-K as filed with the SEC on June 24, 2008. These amounts do not necessarily represent actual value that may be realized by the named executive officers.

(2)	The amounts shown represent the compensation cost recognized for financial statement reporting purposes in accordance with FAS 123R for stock option awards for the fiscal years ended April 25, 2008 and April 27, 2007. The amounts disregard estimates of forfeitures that are included in the financial reporting. The total fair value of each award is calculated as of the grant date and expensed in the financial statements over the service period of the award. The amounts shown include ratable amounts expensed for option awards that were granted in fiscal years 2004 through 2008. Assumptions used in the valuations of these awards are included in Note 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2008, as filed with the SEC on June 24, 2008. These amounts do not necessarily represent actual value that may be realized by the named executive officers.

(3)	Amounts shown consist of payouts under the Non-equity Incentive Compensation Plan paid based upon the Company achieving 103.9% of its fiscal 2007 plan and 87.5% of its fiscal 2008 plan.

(4)	Amounts consist of executive contributions plus aggregate earnings in the last fiscal year. Deferrals are placed at the participant’s direction into a variety of publicly traded mutual funds. These amounts are also reported in the Nonqualified Deferred Compensation Table below under the columns entitled “Executive Contributions in the Last Fiscal Year” and “Aggregate Earnings in the Last Fiscal Year.”

(5)	The amounts shown represent the imputed income of term life insurance in excess of $50,000.

(6)	Based upon the Company achieving 87.5% of its targeted operating profit, Mr. Warmenhoven received 49.6% of his nonequity incentive compensation target, which is 64% of his base compensation earnings for fiscal 2008. Fiscal 2007 is based upon the Company achieving 103.9% of its targeted operating profit, and

Mr. Warmenhoven received 139% of his nonequity incentive compensation target, which is 139% of his base compensation earnings for fiscal 2007.

(7)	Based upon the Company achieving 87.5% of its targeted operating profit, Mr. Gomo received 49.6% of his nonequity incentive compensation target, which is 55% of his base compensation earnings for fiscal 2008. Fiscal 2007 is based upon the Company achieving 103.9% of its targeted operating profit, and Mr. Gomo received 139% of his nonequity incentive compensation target, which is 83% of his base compensation earnings for fiscal 2007.

(8)	Based upon the Company achieving 87.5% of its targeted operating profit, Mr. Georgens received 49.6% of his nonequity incentive compensation target, which is 60% of his base compensation earnings for fiscal 2008. Fiscal 2007 is based upon the Company achieving 103.9% of its targeted operating profit, and Mr. Georgens received 139% of his nonequity incentive compensation target, which is 111% of his base compensation earnings for fiscal 2007.

(9)	Based upon the Company achieving 87.5% of its targeted operating profit, Mr. Mendoza received 49.6% of his nonequity incentive compensation target, which is 60% of his base compensation earnings for fiscal 2008. Fiscal 2007 is based upon the Company achieving 103.9% of its targeted operating profit, and Mr. Mendoza received 139% of his nonequity incentive compensation target, which is 118% of his base compensation earnings for fiscal 2007.

(10)	Based upon the Company achieving 87.5% of its targeted operating profit, Mr. Salmon received 49.6% of his nonequity incentive compensation target, which is 55% of his base compensation earnings for fiscal 2008. Fiscal 2007 is based upon the Company achieving 103.9% of its targeted operating profit, and Mr. Salmon received 139% of his nonequity incentive compensation target, which is 111% of his base compensation earnings for fiscal 2007.

Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to the named executive officers during fiscal 2008, which ended on April 25, 2008.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Exercise	Grant Date
								Number	Number of		or Base	Fair Value
		Estimated Future Payouts Under						of Shares	Securities		Price of	of Stock
		Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			of Stock	Underlying		Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options		Awards	Awards
Name	Date	($)	($)(2)	($)(3)	(#)	(#)	(#)	(#)	(#)(4)		($/Sh)(5)	($)(6)

Daniel J. Warmenhoven	6/1/2007	—	—	—	—	—	—	—	350,000	(7)	$30.74	$3,626,070
	3/23/2007	—	$1,023,750	$2,047,500	—	—	—	—	—		—	—

Thomas Georgens	6/1/2007	—	—	—	—	—	—	—	100,000	(7)	$30.74	$1,036,020
	2/15/2008	—	—	—	—	—	—	—	300,000	(8)	$21.40	$2,595,810
	3/23/2007	—	$536,250	$1,072,500	—	—	—	—	—		—	—

Steven J. Gomo	6/1/2007	—	—	—	—	—	—	—	50,000	(7)	$30.74	$518,010
	3/23/2007	—	$453,750	$907,500	—	—	—	—	—		—	—

Thomas F. Mendoza	6/1/2007	—	—	—	—	—	—	—	150,000	(7)	$30.74	$1,554,030
	3/23/2007	—	$700,500	$1,401,000	—	—	—	—	—		—	—

Robert E. Salmon	6/1/2007	—	—	—	—	—	—	—	100,000	(7)	$30.74	$1,036,020
	3/23/2007	—	$536,250	$1,072,500	—	—	—	—	—		—	—

(1)	Amounts shown in these columns represent the range of possible cash payouts for each named executive officer under the Company’s Non-equity Incentive Plan, as determined by the Compensation Committee at its March 23, 2007 meeting.

(2)	The estimated payouts are based upon the Company achieving 100% of its targeted operating profit for fiscal 2008.

(3)	The Non-equity Incentive Plan is capped at a maximum of 200% of the target cash payouts for the applicable fiscal year.

(4)	The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. Regardless of the value placed on a stock option by FAS 123R on the grant date, the actual value of the option will depend on the market value of the Company’s common stock at the date in the future when the option is exercised.

(5)	The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date

(6)	The amounts shown represent the total fair value of the award calculated as of the grant date in accordance with FAS 123R. This amount is expensed in the financial statements over the service period of the award. Assumptions used in the valuations of these awards are included in Note 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2008, as filed with the SEC on June 24, 2008. These amounts do not necessarily represent the actual value that may be realized by the named executive officers.

(7)	The stock option was granted under the Discretionary Option Grant Program of the 1999 Plan. The option has a maximum term of seven years measured from the grant date, subject to earlier termination upon the individual’s cessation of service with the Company. The option vests in a series of equal monthly installments over 48 months of service beginning with the month following the grant date.

(8)	The stock option was granted under the Discretionary Option Grant Program of the 1995 Plan. The option has a maximum term of seven years measured from the grant date, subject to earlier termination upon the individual’s cessation of service with the Company. The option vests as to 25% of the underlying shares on January 29, 2009, and thereafter in a series of equal monthly installments over the next 36 months of service.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock options and stock awards held by the named executive officers as of April 25, 2008.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
				Equity						Awards:	Payout
				Incentive						Number of	Value of
				Plan Awards:					Market	Unearned	Unearned
	Number of	Number of		Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities		Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying		Underlying			Units of		Units of	Other	Other
	Unexercised	Unexercised		Unexercised			Stock That		Stock That	Rights	Rights That
	Options	Options		Unearned	Option	Option	Have Not		Have Not	That Not	Have Not
	(#)	(#)		Options	Exercise	Expiration	Vested		Vested	Vested	Vested
	Exercisable	Unexercisable		(#)	Price	Date	(#)		($)(1)	(#)	($)

Daniel J. Warmenhoven	950,000	—		—	$11.250	5/23/2009	—		—	—	—
	2,648	—		—	$14.167	1/2/2010	—		—	—	—
	500,000	—		—	$53.907	1/31/2010	—		—	—	—
	2,187	—		—	$17.146	1/1/2011	—		—	—	—
	800,000	—		—	$20.160	4/25/2011	—		—	—	—
	3,153	—		—	$7.927	1/1/2012	—		—	—	—
	240,000	—		—	$15.320	2/6/2012	—		—	—	—
	120,000	—		—	$15.320	2/6/2012	—		—	—	—
	400,000	—		—	$9.990	10/31/2012	—		—	—	—
	7,009	—		—	$3.566	1/1/2013	—		—	—	—
	400,000	—		—	$15.711	5/8/2013	—		—	—	—
	3,617	—		—	$6.910	1/1/2014	—		—	—	—
	287,500	12,500	(2)	—	$19.220	6/16/2014	—		—	—	—
	247,916	102,084	(3)	—	$29.240	5/31/2015	—		—	—	—
	206,250	243,750	(4)	—	$32.500	5/31/2013	—		—	—	—
	72,916	277,084	(5)	—	$30.740	5/31/2014	—		—	—	—
Thomas Georgens	208,999	150,001	(6)	—	$27.810	11/14/2015	10,000	(7)	$234,400	—	—
	45,833	54,167	(4)	—	$32.500	5/31/2013	—		—	—	—
	20,833	79,167	(5)	—	$30.740	5/31/2014	—		—	—	—
	—	300,000	(8)	—	$21.400	2/14/2015	—		—	—	—

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market or
				Equity						Awards:	Payout
				Incentive						Number of	Value of
				Plan Awards:					Market	Unearned	Unearned
	Number of	Number of		Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities		Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying		Underlying			Units of		Units of	Other	Other
	Unexercised	Unexercised		Unexercised			Stock That		Stock That	Rights	Rights That
	Options	Options		Unearned	Option	Option	Have Not		Have Not	That Not	Have Not
	(#)	(#)		Options	Exercise	Expiration	Vested		Vested	Vested	Vested
	Exercisable	Unexercisable		(#)	Price	Date	(#)		($)(1)	(#)	($)

Steven J. Gomo	100,000	—		—	$7.449	8/11/2012	—		—	—	—
	100,000	—		—	$9.990	10/31/2012	—		—	—	—
	80,000	—		—	$15.711	5/8/2013	—		—	—	—
	88,124	1,876	(9)	—	$19.170	5/2/2014	—		—	—	—
	44,791	5,209	(10)	—	$20.610	9/1/2014	—		—	—	—
	49,583	20,417	(3)	—	$29.240	5/31/2015	—		—	—	—
	45,833	54,167	(4)	—	$32.500	5/31/2013	—		—	—	—
	10,416	39,584	(5)	—	$30.740	5/31/2014	—		—	—	—
Thomas F. Mendoza	300,000	—		—	$53.907	1/31/2010	—		—	—	—
	75,000	—		—	$58.000	5/9/2010	—		—	—	—
	41,667	—		—	$9.990	10/31/2012	—		—	—	—
	43,750	—		—	$15.711	5/8/2013	—		—	—	—
	850,000	—		—	$24.690	10/30/2013	—		—	—	—
	35,417	29,167	(3)	—	$29.240	5/31/2015	—		—	—	—
	53,125	81,250	(4)	—	$32.500	5/31/2013	—		—	—	—
	31,250	118,750	(5)	—	$30.740	5/31/2014	—		—	—	—
Robert E. Salmon	24,000	—		—	$18.500	10/31/2009	5,000	(11)	$117,200.00	—	—
	148	—		—	$14.167	1/2/2010	22,500	(12)	$527,400.00	—	—
	150,000	—		—	$53.907	1/31/2010	—		—	—	—
	2,187	—		—	$17.146	1/1/2011	—		—	—	—
	100,000	—		—	$20.160	4/25/2011	—		—	—	—
	30,000	—		—	$15.320	2/6/2012	—		—	—	—
	25,000	—		—	$15.320	2/6/2012	—		—	—	—
	75,000	—		—	$15.711	5/8/2013	—		—	—	—
	117,499	2,501	(9)	—	$19.170	5/2/2014	—		—	—	—
	44,791	5,209	(13)	—	$20.610	9/1/2014	—		—	—	—
	49,583	20,417	(3)	—	$29.240	5/31/2015	—		—	—	—
	42,187	32,813	(14)	—	$34.240	3/14/2016	—		—	—	—
	45,833	54,167	(4)	—	$32.500	5/31/2013	—		—	—	—
	39,062	85,938	(15)	—	$39.830	1/15/2014	—		—	—	—
	20,833	79,167	(5)	—	$30.740	5/31/2014	—		—	—	—

(1)	The market value for stock awards is calculated based on a market value of $23.44, the closing price of the Company’s common stock on April 25, 2008, multiplied by the number of shares.

(2)	25% of the option shares vested one year after the grant date (that is, on June 17, 2005) and 1/48th of the shares vest monthly in equal installments thereafter for the next 36 months. The option fully vested on June 17, 2008.

(3)	1/48th of the option shares vest monthly over four years measured from the grant date. The option will be fully vested on June 1, 2009, subject to continued service through each applicable vesting date.

(4)	1/48th of the option shares vest monthly over four years measured from the grant date. The option will be fully vested on June 1, 2010, subject to continued service through each applicable vesting date.

(5)	1/48th of the option shares vest monthly over four years measured from the grant date. The option will be fully vested on June 1, 2011, subject to continued service through each applicable vesting date.

(6)	25% of the option shares vested one year from the individual’s date of hire on October 17, 2006, and 1/48th of the option shares vest monthly thereafter for the next 36 months. The option will be fully vested on October 17, 2009, subject to continued service through each applicable vesting date.

(7)	25% of the shares vested one year after the grant date (that is, on November 15, 2006), and 25% of the shares will vest annually in equal installments thereafter for the next three years. All shares will be fully vested on November 15, 2009, subject to continued service through each applicable vesting date.

(8)	25% of the option shares vested on January 29, 2009, and 1/48th of the option shares vest monthly in equal installments thereafter for the next 36 months. The option will be fully vested on January 29, 2012, subject to continued service through each applicable vesting date.

(9)	1/48th of the option shares vest monthly in equal installments over four years measured from the grant date. The option fully vested on May 3, 2008.

(10)	50% of the option shares vested two years after the grant date on September 2, 2006, and 1/48th of the option shares vest monthly in equal installments thereafter for the next two years. The option fully vested on September 2, 2008.

(11)	25% of the shares vested one year after the grant date on March 22, 2007, and 25% of the shares will vest annually in equal installments thereafter for the next three years. All shares will be fully vested on March 22, 2010, subject to continued service through each applicable vesting date.

(12)	25% of the shares vested one year after the grant date on January 16, 2008, and 25% of the shares will vest annually in equal installments thereafter for the next three years. All shares will be fully vested on January 16, 2011, subject to continued service through each applicable vesting date.

(13)	25% of the option shares vested one year from the grant date on September 2, 2005, and 1/48th of the option shares vest monthly in equal installments thereafter for the next 36 months. The option fully vested on September 2, 2008.

(14)	25% of the option shares vested on January 9, 2007, and 1/48th of the option shares vest monthly in equal installments thereafter for the next 36 months. The option will be fully vested on January 9, 2010, subject to continued service through each applicable vesting date.

(15)	1/48th of the option shares vest monthly in equal installments over four years measured from the grant date. The option will be fully vested on January 16, 2011, subject to continued service through each applicable vesting date.

Option Exercises and Stock Vested for Fiscal 2008

The following table provides information regarding options and stock awards exercised and vested, respectively, and value realized for each of the named executive officers during the fiscal year that ended on April 25, 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)(1)	(#)		($)(2)

Daniel J. Warmenhoven	44,352	$747,420	—		—
Thomas Georgens	—	—	5,000	(3)	$131,000
Steven J. Gomo	—	—	—		—
Thomas F. Mendoza	—	—	—		—
Robert E. Salmon	5,000	$99,157	10,000	(4)	$215,875

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised

(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested

(3)	Of this amount, 1,787 shares were withheld by the Company to satisfy tax withholding requirements

(4)	Of this amount, 893 shares were withheld by the Company to satisfy tax withholding requirements

Nonqualified Deferred Compensation

Under the Company’s Deferred Compensation Plan, key employees, including the named executive officers, may defer from 1% to 100% of the compensation they receive. The Deferred Compensation Plan allows contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) Plans as permitted and in compliance with Internal Revenue Code Section 409A. Eligible employees may defer an elected percentage of eligible earnings that include Base Salary, Sales Incentive Compensation, and Company Incentive Compensation. Eligible employees are director level and higher employees who are on the U.S. payroll. Elections made under the Deferred Compensation Plan are irrevocable for the period (plan year) to which they apply, and cannot be changed or terminated. If no new election is made for a subsequent plan year, the election will be 0%. Previous elections do not carry forward.

Interest (earnings) is not calculated by the Company or related to the Company’s earnings in the last fiscal year. Instead, deferrals are placed (at the participant’s direction) into a variety of publicly traded mutual funds administered through Fidelity Investments. The mutual funds available mirror those in the Company 401(k) Plan. Available mutual funds are selected and monitored by the 401(k) Compensation Committee which is comprised of a group of executives (none of whom are named executive officers), with input from an outside investment advisor as well as Fidelity Investment Advisors. Participants are permitted to make changes to their investment choices (but not their deferral percentages) at any time, but always within the family of publicly traded mutual funds. Neither Company common stock nor securities of any other issuers are included among the investment choices. However, it is possible that Company common stock may compose a portion of the portfolio of investments held by these mutual funds.

At the time of initial election, the participant must also elect a distribution option. Distribution options include a Separation Account (paid six months after termination of employment) or an In-Service Account (paid at a specified fixed future date). Participants are not permitted to change the timing of a Separation Account. In-Service Account distributions begin on January 15 of the specified year, and deferrals must be at least two years old before distribution can begin. Participants are permitted to delay the timing of an In-Service Account, but any such modification to timing must delay the distribution for at least five years.

The following table represents the executive contributions, earnings and account balances for the named executive officers in the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION

Aggregate
	Executive	Company	Aggregate		Balance
	Contributions	Contributions	Earnings	Aggregate	at End of
	in Fiscal Year	in Fiscal Year	in Fiscal Year	Withdrawals/	Fiscal Year
	2008	2008	2008	Distributions	2008
Name	($)(1)	($)(2)	($)	($)	($)(4)

Daniel J. Warmenhoven(3)	$1,200,521	—	$9,977	—	$2,485,801
Steven J. Gomo	—	—	—	—	—
Thomas Georgens	—	—	—	—	—
Thomas F. Mendoza	—	—	—	—	—
Robert E. Salmon	—	—	—	—	—

(1)	Represents amounts deferred, which is reported as compensation to Mr. Warmenhoven in the Summary Compensation Table.

(2)	The Company does not make contributions to the Deferred Compensation Plan.

(3)	Mr. Warmenhoven is the only named executive officer who participated in the Deferred Compensation Plan in fiscal 2008.

(4)	Amounts reported in this column for each named executive officer include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that executive’s compensation was required to be disclosed in a previous year.

Pension Benefits

The Company does not provide pension benefits or a defined contribution plan to the named executive officers other than the tax-qualified 401(k) plan.

Potential Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below for each of the named executive officers in accordance with the Company’s severance and benefits plans and practices as of April 25, 2008. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2008 (April 25, 2008), and the price per share of the Company’s common stock is the closing price of the NASDAQ Global Select Market as of that date ($23.44). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination			Voluntary Termination
		Other Than for Cause			for Good Reason
			On or Within			On or Within
			12 Months			12 Months
		Prior to	Following		Prior to	Following
		Change of	Change of		Change of	Change of
		Control	Control		Control	Control
Name	Type of Benefit(1)	($)	($)		($)	($)

Daniel J.Warmenhoven	Cash severance payments	—	—		—	—
	Vesting acceleration(2)	—	$52,750	(4)	—	$52,750	(4)
	Continued coverage of employee benefits(3)	$450,967	$450,967		$450,967	$450,967
	Total termination benefits	$450,967	$503,717		$450,967	$503,717
	Total previously vested equity value	$27,098,863	$27,098,863		$27,098,863	$27,098,863
	Full “walk away” value	$27,549,830	$27,602,580		$27,549,830	$27,602,580
Thomas Georgens	Cash severance payments	—	—		—	—
	Vesting acceleration(2)	—	—		—	—
	Continued coverage of employee benefits(3)	—	—		—	—
	Total termination benefits	—	—		—	—
	Total previously vested equity value	—	—		—	—
	Full “walk away” value	—	—		—	—
Steven J. Gomo	Cash severance payments	—	—		—	—
	Vesting acceleration(2)	—	$22,752	(4)	—	$22,752	(4)
	Continued coverage of employee benefits(3)	$842,153	$842,153		$842,153	$842,153
	Total termination benefits	$842,153	$864,905		$842,153	$864,905
	Total previously vested equity value	$4,065,468	$4,065,468		$4,065,468	$4,065,468
	Full “walk away” value	$4,907,621	$4,930,373		$4,907,621	$4,930,373
Thomas F. Mendoza	Cash severance payments	—	—		—	—
	Vesting acceleration(2)	—	—	(4)	—	—	(4)
	Continued coverage of employee benefits(3)	$450,097	$450,097		$450,097	$450,097
	Total termination benefits	$450,097	$450,097		$450,097	$450,097
	Total previously vested equity value	$898,565	$898,565		$898,565	$898,565
	Full “walk away” value	$1,348,662	$1,348,662		$1,348,662	$1,348,662
Robert E. Salmon	Cash severance payments	—	—		—	—
	Vesting acceleration(2)	—	—		—	—
	Continued coverage of employee benefits(3)	—	—		—	—
	Total termination benefits	—	—		—	—
	Total previously vested equity value	$2,116,452	$2,116,452		$2,116,452	$2,116,452
	Full “walk away” value	$2,116,452	$2,116,452		$2,116,452	$2,116,452

(1)	Reflects the Company’s severance and benefits plans and practices as of April 25, 2008 and the provisions of stock option agreement entered into between the executive and the Company.

(2)	Reflects the aggregate value of unvested option grants with exercise prices less than or equal to $23.44 and other equity awards. For unvested option grants with an exercise prices less than or equal to $23.44, aggregate market value is determined by multiplying (1) the number of shares subject to such options as of April 25, 2008 by (2) the difference between $23.44 and the exercise price of such options. Does not reflect any dollar value associated with the acceleration of options with exercise prices in excess of $23.44. For unvested restricted stock awards, aggregate market value is determined by multiplying (1) the number of shares subject to such awards as of April 25, 2008 by (2) $23.44.

(3)	Assumes continued coverage of employee benefits at the amounts paid by the Company for fiscal year 2008 for health, dental, vision, long-term disability and life insurance coverage, including continued coverage under the Company’s Executive Retirement Medical Plan. The Company also provides periods of access to a career center and office resources, one-on-one coaching, and access to an online database.

(4)	The stock options granted on or prior June 19, 2008 to each of Daniel J. Warmenhoven, Thomas F. Mendoza, and Steven J. Gomo under the Discretionary Option Grant Programs of our Amended and Restated 1995 Stock Incentive Plan and our Amended and Restated 1999 Stock Option Plan will immediately accelerate and vest in full in the event that such individual’s employment with us is terminated in connection with an acquisition of the Company pursuant to a merger or reorganization or a sale of all or substantially all of our assets.

Change of Control Severance Agreements

On June 19, 2008, the Compensation Committee approved the terms of a change of control severance arrangement. Thereafter, we entered into a Change of Control Severance Agreement with certain senior executives, including each of the named executive officers. The Compensation Committee believes these agreements are necessary for us to retain key executives in the event of an acquisition of the Company. In approving the agreements, the Compensation Committee’s objective was to (1) assure we would have the continued dedication and objectivity of our executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company, and (2) create a total executive compensation plan that is competitive with our Compensation Peer Group.

Term of Change of Control Severance Agreement

Each Change of Control Severance Agreement has an initial term of three years. On the third anniversary of the effective date of the Change of Control Severance Agreement, the Change of Control Severance Agreement will renew automatically for an additional one-year term unless either party provides the other with a notice of nonrenewal at least 60 days prior to the date of automatic renewal. If a Change of Control (as defined below) occurs at any time during the term of the agreement, the term of the Change of Control Severance Agreement will extend automatically for 12 months following the effective date of the Change of Control. If an executive becomes entitled to severance benefits pursuant to his or her Change of Control Severance Agreement, the Change of Control Severance Agreement will not terminate until all of obligations of the Change of Control Severance Agreement have been satisfied.

Circumstances Triggering Payment Under Change of Control Severance Agreement

Each Change of Control Severance Agreement provides that if the Company terminates an executive’s employment without Cause (as defined below) or if the executive resigns for Good Reason (as defined below), and such termination occurs on or within 12 months after a Change of Control, the executive will receive certain benefits (as described below). The executive will not be entitled to any benefits, compensation or other payments or rights upon his or her termination following a Change of Control other than as set forth in his or her Change of Control Severance Agreement.

If the executive voluntarily terminates his or her employment with the Company (other than for Good Reason during the period that is on or within 12 months after a Change of Control), or if the Company terminates the executive’s employment for Cause, then the executive will not be entitled to receive severance or benefits except for those (if any) as provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the Company terminates the executive’s employment as a result of executive’s disability, or if the executive’s employment terminates due to his or her death, then the executive will not be entitled to receive severance or benefits except for those (if any) as provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the executive voluntarily terminates his or her employment and such termination is for Good Reason, or if the Company terminates the executive’s employment without Cause, and in either event such termination does not occur on or within 12 months after a Change of Control, then the executive will not be entitled to receive severance or benefits except for those (if any) as provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

The Company has a general severance policy applicable to all employees (including the named executive officers) providing for additional weeks of pay based on years of service, plus periods of access to a career center and office resources, one-on-one coaching, and access to an online database. However, if the named executive officer is eligible to receive any payments under his or her Change of Control Severance Agreement, the executive will not be eligible to receive any payments or benefits pursuant to any Company severance plan, policy, or other arrangement.

Timing and Form of Severance Payments Under Change of Control Severance Agreement

Unless otherwise required by Section 409A of the Internal Revenue Code, any severance payments to be made pursuant to the Change of Control Severance Agreement will be paid in a lump sum as soon as practicable following the executive’s termination date. No severance or other benefits will be paid or provided until a separation agreement and release of claims between the executive and the Company becomes effective. If the executive should die before all of the severance has been paid, any unpaid amounts will be paid in a lump-sum payment to the executive’s designated beneficiary.

Severance Payments Under Change of Control Severance Agreement

If the Company terminates an executive’s employment without Cause or if the executive resigns for Good Reason and such termination occurs on or within 12 months after a Change of Control, the executive will receive the following benefits:

•	all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the executive under any Company plan or policy (provided, however, that an executive will not be eligible to receive any benefits under any Company severance plan, policy or other arrangement);

•	the sum of (1) 200% (250% in the case of Mr. Warmenhoven) of the executive’s annual base salary as in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control, and (2) 100% of the executive’s target annual bonus in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control;

•	accelerated vesting of the executive’s outstanding equity awards as follows:

•	Prior to entering into the Change of Control Severance Agreements, the Company had a contractual obligation to certain executives to provide for accelerated vesting of equity awards in certain circumstances. As a result, the Change of Control Severance Agreement entered into between the Company and each of Mr. Warmenhoven, Mr. Gomo and Mr. Mendoza provides that equity awards granted on or before June 19, 2008 will vest in full as to 100% of the unvested portion of the award. All outstanding equity awards granted after June 19, 2008 that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 24 month period following the executive’s termination date had the executive remained employed through such period. Additionally, the executive will be entitled to accelerated vesting as to an additional 50% of the then unvested portion of all of his or her outstanding equity awards granted after June 19, 2008 that are scheduled to vest pursuant to performance-based criteria, if any.

•	The Change of Control Severance Agreements entered into with the remaining named executive officers provide that equity awards that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 24 month period following the executive’s termination date had the executive remained employed through such period. Additionally, the executive will be entitled to accelerated vesting as to an additional 50% of the then unvested portion of all of his or her outstanding equity awards that are scheduled to vest pursuant to performance-based criteria, if any.

•	Each executive will have one year following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Company stock (but such post termination exercise period will not extend beyond the original maximum term of the award);

•	if the executive elects continuation coverage pursuant to COBRA for himself or herself and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for such coverage until the earlier of (1) 18 months (or 24 months in the case of Mr. Warmenhoven), or (2) the date upon which the executive and/or the executive’s eligible dependents are covered under similar plans.

Conditions to Receipt of Severance Under Change of Control Severance Agreement

The executive’s receipt of any payments or benefits under the Change of Control Severance Agreement will be subject to the executive continuing to comply with the terms of any confidential information agreement entered into between the executive and the Company and complying with the provisions of the Change of Control Severance Agreement. Additionally, the receipt of any severance payment under the Change of Control Severance Agreement is conditioned on the executive signing and not revoking a separation agreement and release of claims with the Company, with such release to be effective no later than March 15 of the year following the year in which the termination occurs.

Excise Tax Under Change of Control Severance Agreement

In the event that the severance payments and other benefits payable to the executive pursuant to his or her Change of Control Severance Agreement constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (1) delivered in full or (2) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the executive on an after-tax basis of the greatest amount of benefits.

Definitions Contained in Change of Control Severance Agreement

Each Change of Control Severance Agreement defines “Cause” as: (1) the executive’s continued intentional and demonstrable failure to perform his or her duties customarily associated with his or her position (other than any such failure resulting from the executive’s mental or physical disability) after the executive has received a written demand of performance from the Company and the executive has failed to cure such nonperformance within 30 days after receiving such notice; (2) the executive’s conviction of, or plea of nolo contendere to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (3) the executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company.

Each Change of Control Severance Agreement defines “Change of Control” as any of the following events: (1) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (Person), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors will not be considered a Change of Control; (2) a change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code.

Mr. Warmenhoven’s Change of Control Severance Agreement defines “Good Reason” as his termination of employment within 90 days following the expiration of any cure period following the occurrence of any of following, without his consent: (1) a material reduction of his authority or responsibilities, or a change in his reporting position such that he no longer reports directly to the Board of Directors of the parent corporation in a group of controlled corporations following a Change of Control; (2) a material reduction his base salary or target annual incentive (Base Compensation), unless the Company also similarly reduces the Base Compensation of all other employees of the Company; (3) a material change in the geographic location at which the executive must perform services; (4) any purported termination of the executive’s employment for “Cause” without first satisfying the procedural protections set forth in his agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the executive will retain the substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction.

Mr. Gomo’s Change of Control Severance Agreement defines “Good Reason” as his termination of employment within 90 days following the expiration of any cure period following the occurrence of any of the following, without his consent: (1) a material reduction of his authority or responsibilities, or a change in his reporting position such that he no longer reports directly to the Chief Executive Officer of the parent corporation in a group of controlled corporations following a Change of Control; (2) a material reduction in his base salary or target annual incentive (Base Compensation), unless the Company also similarly reduces the Base Compensation of all other employees of the Company; (3) a material change in the geographic location at which the executive must perform services; (4) any purported termination of the executive’s employment for “Cause” without first satisfying the procedural protections set forth in his agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the executive will retain the substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction.

The Change of Control Severance Agreement for each of the remaining named executive officers defines Good Reason” as the termination of employment within 90 days following the occurrence of any of the following, without the executive’s consent: (1) a material reduction of the executive’s authority or responsibilities, or a change in the executive’s reporting position such that the executive no longer reports directly to the officer position or its functional equivalent to which the executive was reporting immediately prior to such change in reporting position (unless the executive is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a Change of Control); (2) a material reduction in the executive’s base salary or target annual incentive (Base Compensation), unless the Company also similarly reduces the Base Compensation of all other employees of the Company with positions, duties and responsibilities comparable to the executive’s; (3) a material change in the geographic location at which the executive must perform services; (4) any purported termination of the executive’s employment for “Cause” without first satisfying the procedural protections set forth in his or her agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the executive will retain the substantially similar responsibilities in the acquirer or the merged or surviving company as he or she had prior to the transaction.

Estimated Payments Pursuant to Change of Control Severance Agreements

As described above, on June 19, 2008, the Compensation Committee approved the terms of Change of Control Severance Agreements with certain senior executives, including each of the named executive officers. The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers pursuant to the Change of Control Severance Agreements. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal year 2008 (April 25, 2008), and the price per share of the Company’s common stock is the closing price of the NASDAQ Global Select Market as of that date ($23.44). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

		Potential Payments Upon:
		Involuntary Termination
		Other Than for Cause			Voluntary Termination for Good Reason
			On or Within			On or Within
			12 Months			12 Months
		Prior to	Following		Prior to	Following
		Change of	Change of		Change of	Change of
		Control	Control		Control	Control
Name	Type of Benefit(1)	($)	($)		($)	($)

Daniel J Warmenhoven	Cash severance payments	—	$3,420,000	(4)	—	$3,420,000	(4)
	Vesting acceleration (2)	—	$52,750	(5)	—	$52,750	(5)
	Continued coverage of employee benefits (3)	$450,967	$450,967		$450,967	$450,967
	Total termination benefits	$450,967	$3,923,717		$450,967	$3,923,717
	Total previously vested equity value	$27,098,863	$27,098,863		$27,098,863	$27,098,863
	Full “walk away” value	$27,549,830	$31,022,580		$27,549,830	$31,022,580
Thomas Georgens	Cash severance payments	—	$1,920,000	(7)	—	$1,920,000	(7)
	Vesting acceleration (2)	—	$565,900	(8)	—	$565,900	(8)
	Continued coverage of employee benefits (3)	—	$28,808	(9)	—	$28,808	(9)
	Total termination benefits	—	$2,514,708		—	$2,514,708
	Total previously vested equity value	—	—		—	—
	Full “walk away” value	—	$2,514,708		—	$2,514,708
Steven J. Gomo	Cash severance payments	—	$1,550,000	(7)	—	$1,550,000	(7)
	Vesting acceleration (2)	—	$22,752	(5)	—	$22,752	(5)
	Continued coverage of employee benefits (3)	$842,153	$842,153		$842,153	$842,153
	Total termination benefits	$842,153	$2,414,905		$842,153	$2,414,905
	Total previously vested equity value	$4,065,468	$4,065,468		$4,065,468	$4,065,468
	Full “walk away” value	$4,907,621	$6,480,373		$4,907,621	$6,480,373
Thomas F. Mendoza	Cash severance payments	—	$1,920,000	(7)	—	$1,920,000	(7)
	Vesting acceleration (2)	—	—	(5)	—	—	(5)
	Continued coverage of employee benefits (3)	$450,967	$450,967		$450,967	$450,967
	Total termination benefits	$450,967	$2,370,967		$450,967	$2,370,967
	Total previously vested equity value	$898,565	$898,565		$898,565	$898,565
	Full “walk away” value	$1,349,532	$3,269,532		$1,349,532	$3,269,532
Robert E. Salmon	Cash severance payments	—	$1,643,000	(7)	—	$1,643,000	(7)
	Vesting acceleration (2)	—	$494,221	(8)	—	$494,221	(8)
	Continued coverage of employee benefits (3)	—	$28,808	(9)	—	$28,808	(9)
	Total termination benefits	—	$2,166,029		—	$2,166,029
	Total previously vested equity value	$2,116,452	$2,116,452		$2,116,452	$2,116,452
	Full “walk away” value	$2,116,452	$4,282,481		$2,116,452	$4,282,481

(1)	Reflects the terms of the executive’s Change of Control Severance Agreement entered into with the Company.

(2)	Reflects the aggregate value of unvested option grants with exercise prices less than or equal to $23.44 and other equity awards. For unvested option grants with an exercise prices less than or equal to $23.44, aggregate market value is determined by multiplying (1) the number of shares subject to such options as of April 25, 2008 by (2) the difference between $23.44 and the exercise price of such options. Does not reflect any dollar value associated with the acceleration of options with exercise prices in excess of $23.44. For unvested restricted stock, aggregate market value is determined by multiplying (1) the number of shares subject to such awards as of April 25, 2008 by (2) $23.44

(3)	Assumes the executive does not elect to continue coverage of employee benefits under COBRA, but assumes continued coverage under the Company’s Executive Medical Retirement Plan.

(4)	Pursuant to Mr. Warmenhoven’s Change of Control Severance Agreement, this amount represents the sum of 250% of Mr. Warmenhoven’s annual base salary and 100% of Mr. Warmenhoven’s target annual bonus.

(5)	Pursuant to the Change of Control Severance Agreement, equity awards granted on or before June 19, 2008 will vest in full as to 100% of the unvested portion of the award. All outstanding equity awards granted after June 19, 2008 that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 24-month period following the executive’s termination date had the executive remained employed through such period. Additionally, the executive will be entitled to accelerated vesting as to an additional 50%

of the then unvested portion of all of his outstanding equity awards granted after June 19, 2008 that are scheduled to vest pursuant to performance-based criteria.

(6)	Pursuant to Mr. Warmenhoven’s Change of Control Severance Agreement, if he elects continuation coverage pursuant to COBRA for himself and his eligible dependents, the Company will reimburse him for the COBRA premiums for such coverage until the earlier of (1) 24 months, or (2) the date upon which Mr. Warmenhoven and/or his eligible dependents are covered under similar plans.

(7)	Pursuant to the terms of the Change of Control Severance Agreement, this amount represents the sum of 200% of the executive’s annual base salary and 100% of the executive’s target annual bonus.

(8)	Pursuant to the terms of the Change of Control Severance Agreement, equity awards that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 24 month period following the executive’s termination date had the executive remained employed through such period. Additionally, the executive will be entitled to accelerated vesting as to an additional 50% of the then unvested portion of all of his outstanding equity awards that are scheduled to vest pursuant to performance-based criteria.

(9)	Pursuant to the terms of the Change of Control Severance Agreement, if the executive elects continuation coverage pursuant to COBRA for executive and his or her eligible dependents, the Company will reimburse the executive for the COBRA premiums for such coverage until the earlier of (1) 18 months, or (2) the date upon which the executive and/or his or her eligible dependents are covered under similar plans.

Equity Compensation Plan Information

The following table provides information as of April 25, 2008, with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options and awards granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally granted those options and awards. Footnote 6 to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of those assumed options and awards as of April 25, 2008, and the weighted average exercise price.

	A		B		C
	Number of Securities				Number of Securities Remaining
	to Be Issued upon				Available for Future Issuance
	Exercise of		Weighted Average		Under Equity Compensation
	Outstanding Options		Exercise Price of		Plans (Excluding Securities
	and RSU Awards		Outstanding Options		Reflected in Column A)

Equity compensation plans approved by stockholders(1)	67,779,380	(2)	$30.33	(3)	21,525,094	(4)
Total(5)	67,779,380		$30.33		21,525,094

(1)	The category consists of the 1995 Plan, the 1999 Plan and the Purchase Plan.

(2)	Excludes purchase rights accruing under the Company’s Purchase Plan. The Purchase Plan was approved by the stockholders in connection with the initial public offering of the Company’s common stock. Under the Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semiannual intervals on the last business day of May and November each year at a purchase price per share equal to 85% of the lower of (1) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semiannual purchase date occurs, or (2) the closing selling price per share on the semiannual purchase date.

(3)	The weighted average exercise price including outstanding options and RSU awards is $28.37 per share.

(4)	Includes 13,802,643 shares of common stock available for issuance under the 1999 Plan, of which 3,295,470 shares may be issued as RSUs; 3,913,270 shares are available for issuance under the 1995 Plan, of which 339,790 shares may be issued as RSUs; and 3,809,181 shares are available for issuance under the Purchase Plan.

(5)	The table does not include information for equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally established those plans. As of April 25, 2008, a total of 2,390,118 shares of the Company’s common stock were issuable upon exercise of outstanding options and RSUs under those assumed plans. The weighted average exercise price of the outstanding options is $21.50 per share. The weighted average exercise price for outstanding options and RSUs is $19.78 per share. No additional awards may be made under those assumed plans.

DIRECTOR COMPENSATION

The Compensation Committee evaluates the compensation and form of compensation for nonemployee directors annually and recommends changes to the Board when appropriate. The directors receive annual retainers and stock options for their service on the Board. Details of the compensation are discussed in the narrative below.

The table below summarizes the compensation paid by the Company to the nonemployee directors for the fiscal year ended April 25, 2008.

					Change in
					Pension
				Nonequity	Value and
	Fees Earned			Incentive	Nonqualified
	or Paid	Stock	Option	Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)(2)(3)(4)	($)	Earnings	($)	($)

Donald T. Valentine	$35,000	—	$338,811	—	—	—	$373,811
Jeffry R. Allen	$35,000	—	$503,282	—	—	—	$538,282
Carol A. Bartz	$40,000	—	$282,343	—	—	—	$322,343
Alan L. Earhart	$45,000	—	$315,157	—	—	—	$360,157
Edward Kozel	$40,000	—	$289,130	—	—	—	$329,130
Mark Leslie	$35,000	—	$260,993	—	—	—	$295,993
Nicholas G. Moore	$50,000	—	$282,343	—	—	—	$332,343
George Shaheen	$40,000	—	$260,666	—	—	—	$300,666
Robert T. Wall	$40,000	—	$225,874	—	—	—	$265,874

(1)	Fees earned represent annual retainers and committee fees.

(2)	The amounts shown represent the compensation cost recognized for financial statement reporting purposes in accordance with FAS 123R for option awards for the fiscal year ended April 25, 2008. The amounts disregard estimates of forfeitures that are included in the financial reporting. The total fair value of each award is calculated as of the grant date and expensed in the financial statements over the service period of the award. The amounts shown include ratable amounts expensed for option awards that were granted in fiscal 2008 as well as prior years. Assumptions used in the valuations of these awards are included in Note 7 of the Company’s Annual Report on Form 10-K for the fiscal year ended April 25, 2008, as filed with the SEC on June 24, 2008. These amounts do not necessarily represent the actual value that may be realized by the Director.

(3)	The nonemployee Directors had options to purchase the following number of shares of common stock outstanding as of April 25, 2008: Mr. Valentine, 316,000 shares; Mr. Allen, 1,009,414 shares; Ms. Bartz, 125,000 shares; Mr. Earhart, 90,000 shares; Mr. Kozel, 75,000 shares; Mr. Leslie, 110,000 shares; Mr. Moore, 90,000 shares; Mr. Shaheen, 110,000 shares; and Mr. Wall, 140,000 shares.

(4)	The nonemployee Directors received stock option grants to purchase shares of the Company’s common stock in fiscal 2008 with the following fair values calculated as of the grant date in accordance with FAS 123R:

•	Mr. Valentine, $333,120 fair value for stock option to purchase 30,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Mr. Allen, $277,600 fair value for stock option to purchase 25,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Ms. Bartz, $277,600 fair value for stock option to purchase 25,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Mr. Earhart, $222,080 fair value for stock option to purchase 20,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Mr. Kozel, $222,080 fair value for stock option to purchase 20,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Mr. Leslie, $222,080 fair value for stock option to purchase 20,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Mr. Moore, $277,600 fair value for stock option to purchase 25,000 shares made on September 19, 2007, at an exercise price of $27.02 per share;

•	Mr. Shaheen, $222,080 fair value for stock option to purchase 20,000 shares made on September 19, 2007, at an exercise price of $27.02 per share; and

•	Mr. Wall, $222,080 fair value for stock option to purchase 20,000 shares made on September 19, 2007, at an exercise price of $27.02 per share.

In fiscal year 2008, the members of the Board received an annual cash retainer for their service as directors in the amount of $30,000. Audit Committee members received an additional $10,000, and Compensation Committee and Nominating/Governance committee members received an additional $5,000 per committee. The Chair of the Audit Committee received an additional $5,000 in cash. Nonemployee Directors are eligible to receive stock options under the Automatic Option Grant Program in effect under the 1999 Plan, under which option grants to purchase shares of common stock at an exercise price equal to 100% of the fair market value of the option shares on the grant date are automatically made at periodic intervals to eligible nonemployee Board members. Directors who served as Chair of the Board or the Chair of one of the committees of the Board received an additional stock grant of 5,000 shares under the 1995 Plan with an exercise price equal to 100% of the fair market value of the option shares on the grant date.

After conducting a survey and peer group analysis based upon the Compensation Peer Group, the Compensation Committee determined that the annual compensation of the Board should be increased to remain competitive with current market trends. Therefore, for fiscal year 2009, members of the Board will receive an annual cash retainer for their service as directors, in the amount of $50,000. Audit Committee members shall receive an additional $15,000 in cash. Compensation Committee members shall receive an additional $8,000 in cash and Nominating/Governance Committee members shall receive an additional $6,500 in cash. Investment and Acquisition Committee members shall receive an additional $3,000 in cash. The Chair of the Audit Committee shall receive an additional $30,000 in cash. The Chair of the Compensation Committee shall receive an additional $16,000 in cash. The Chair of the Nominating/Governance Committee shall receive an additional $13,000 in cash and the Chair of the Investment and Acquisition Committee shall receive an additional $7,000 in cash. The Lead Independent Director shall receive an additional $10,000 in cash. Directors who serve as the Chair of one of the committees of the Board will receive an additional stock option grant under the 1999 Plan to purchase 5,000 shares of common stock per Chair, with a per share exercise price equal to the fair market value on the date of the grant. Each option grant has a term of seven years measured from the grant date, subject to earlier termination following the Director’s cessation of committee service, and is immediately exercisable for all the option shares. However, any shares purchased upon exercise of the option are subject to repurchase by the Company, at the option exercise price paid per share, should the Director cease service on the committee prior to vesting in those shares. The shares subject to each such 5,000 share grant will vest (and the Company’s repurchase right as to those shares will terminate) upon the Director’s completion of one term of committee service measured from the grant date and continuing through the day immediately preceding the next Annual Stockholders Meeting.

At the 2007 Annual Stockholders Meeting held on September 19, 2007, each of the following individuals reelected as a nonemployee Board member at that meeting received an option grant for 20,000 shares of common stock under the Automatic Option Grant Program of the 1999 Plan with a per share exercise price of $27.02, the fair market value per share of common stock on the grant date: Mr. Allen, Ms. Bartz, Mr. Earhart, Mr. Kozel, Mr. Leslie, Mr. Moore, Mr. Shaheen, Mr. Valentine, and Mr. Wall. Each such option grant has a term of seven years measured from the grant date, subject to earlier termination following the Director’s cessation of Board service, and is immediately exercisable for all the option shares. However, any shares purchased upon exercise of the option are subject to repurchase by the Company, at the per share exercise price, should the Director cease service on the Board prior to vesting of those purchased shares. The shares subject to each such 20,000-share grant will vest (and the Company’s repurchase right as to those shares will terminate) upon the Director’s completion of one term of Board service measured from the grant date and continuing through the day immediately preceding the next Annual Stockholders Meeting (that is, approximately September 1, 2008).

At the 2007 Annual Stockholders Meeting held on September 19, 2007, the following individuals received option grants of common stock for service as Chair of the Board or Chair of one of the committees of the Board: Mr. Valentine, 5,000 shares for serving as Chair of the Board and 5,000 shares for serving as Chair of the Nominating/Corporate Governance Committee; Ms. Bartz, 5,000 shares for serving as Chair of the Compensation Committee; Mr. Moore, 5,000 shares for serving as Chair of the Audit Committee; and Mr. Allen 5,000 shares for serving as Chair of the Investment Committee. Each option grant has a per share exercise price of $27.02, the fair market value per share of common stock on the grant date, and a term of seven years measured from the grant date, subject to earlier termination following the Director’s cessation of Board service, and is immediately exercisable for all the option shares. However, any shares purchased upon exercise of the option are subject to repurchase by the Company, at the option exercise price paid per share, should the Director cease service on the Board prior to vesting in those shares. The shares subject to each grant will vest (and the Company’s repurchase right as to those shares will terminate) upon the Director’s completion of one term of Board service measured from the grant date and continuing through the day immediately preceding the next Annual Stockholders Meeting (that is, approximately September 1, 2008).

Compensation Committee Interlocks and Insider Participation

During fiscal year 2008, the Committee was composed of Ms. Bartz, Mr. Kozel and Mr. Wall.1 On February 12, 2009, Ms. Bartz resigned from the Compensation Committee. None of these individuals was at any time during the 2008 fiscal year, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity, which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we have filed separately with the SEC and are delivering to you with the copy of this Proxy Statement. The information incorporated by reference is deemed to be part of this Proxy Statement. This Proxy Statement incorporates by reference the following documents:

(i) NetApp’s Annual Report on Form 10-K for the year ended April 25, 2008, filed with the SEC on June 24, 2008;

(ii) NetApp’s Quarterly Report on Form 10-Q for the quarterly period ended July 25, 2008, filed with the SEC on September 3, 2008; and

(iii) NetApp’s Quarterly Report on Form 10-Q for the quarterly period ended October 24, 2008, filed with the SEC on December 12, 2008.

(iv) NetApp’s Quarterly Report on Form 10-Q for the quarterly period ended January 23, 2009, filed with the SEC on March 2, 2009.

By Order of the Board of Directors

Daniel J. Warmenhoven
Chief Executive Officer

March   , 2009

© 2009 NetApp, Inc. All rights reserved. Specifications are subject to change without notice. NetApp and the NetApp logo are trademarks or registered trademarks of NetApp, Inc. in the United States and/or other countries. All other brands or products are trademarks or registered trademarks of their respective holders and should be treated as such.